UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AMARIN CORPORATION PLC

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2 Pembroke House

Upper Pembroke Street 28-32, Dublin 2, Ireland

(Registered in England & Wales under Company No. 2353920)

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Amarin Corporation plc, a public limited company registered in England and Wales (the “Company”), will be held at The Shelbourne Hotel, 27 St. Stephen’s Green, Dublin 2, Ireland on July 11, 2016 at 2:00 p.m. local time for the purpose of considering and, if thought fit, passing the following resolutions, each of which will be proposed as ordinary resolutions:

1.	To re-elect Ms. Kristine Peterson as a director;

2.	To re-elect Mr. Joseph S. Zakrzewski as a director;

3.	To hold an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers” as described in full in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on page 9 and pages 22 to 49 of the accompanying Proxy Statement; and

4.	To appoint Ernst & Young LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which accounts are laid before the Company and to authorize the Audit Committee of the Board of Directors of the Company to fix the auditors’ remuneration as described in full on pages 10 to 11 of the accompanying Proxy Statement.

Additional Business

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board of Directors of the Company lay before the Annual General Meeting the Company’s statutory accounts, which are those accounts included in the Company’s Annual Report for the year ended December 31, 2015 as prepared in conformity with U.S. Generally Accepted Accounting Principles (the “Annual Report”) and the accounts for the financial year ended December 31, 2015 prepared in accordance with International Financial Reporting Standards. The Company does not expect that other items of business will be considered at the Annual General Meeting.

Only shareholders who held shares at the close of business on the record date, April 22, 2016, may vote at the Annual General Meeting, including any adjournment or postponement thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual General Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each director nominee and FOR each other proposal described in the Proxy Statement.

The Company’s principal executive offices are located at 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland. The registered office of Amarin Corporation plc is One New Change, London EC4M 9AF, England. A copy of the Company’s Annual Report accompanies this Notice and the enclosed Proxy Statement.

Important Notice of Internet Availability. The accompanying Proxy Statement and Annual Report will also be available to the public at http://investor.amarincorp.com.

We look forward to seeing you at the Annual General Meeting.

Sincerely,

/s/ John F. Thero
John F. Thero
President and Chief Executive Officer

April 29, 2016

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE REPRESENTED BY AMERICAN DEPOSITARY SHARES AND HELD ON DEPOSIT BY CITIBANK, N.A., AS DEPOSITARY, OR IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO HAVE YOUR VOTES CAST AT THE MEETING, YOU MUST OBTAIN, COMPLETE AND TIMELY RETURN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY IN ACCORDANCE WITH ANY INSTRUCTIONS PROVIDED THEREWITH.

AMARIN CORPORATION PLC

PROXY STATEMENT FOR

2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

PROXY STATEMENT FOR

2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 11, 2016

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amarin Corporation plc, a public limited company registered in England & Wales (“Amarin”, the “Company”, “we” or “us”) for use at the Company’s 2016 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at The Shelbourne Hotel, 27 St. Stephen’s Green, Dublin 2, Ireland, on July 11, 2016, at 2:00 p.m. local time for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of Annual General Meeting. This Proxy Statement is being mailed to shareholders on or about May 5, 2016.

For a proxy to be effective, it must be properly executed and dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority)) at the offices of the Company’s registrars, Equiniti Limited of Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, England (the “Registrars”) so as to be received by 8:00 a.m. local time on July 7, 2015. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the nominees described in this Proxy Statement, FOR the advisory vote on the Company’s executive compensation, FOR the proposals subject to a binding vote, and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to Citibank, N.A. as the depositary for our American Depositary Shares (the “Depositary”), brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. We have engaged Innisfree Incorporated to assist us in the distribution and solicitation of proxies for a fee of $15,000 plus expenses. Our directors, officers and employees may also solicit proxies; however, we will not pay them additional compensation for any of these services. Proxies may be solicited by telephone, facsimile, or personal solicitation.

Shares Outstanding and Voting Rights

Amarin is registered in England & Wales and therefore subject to the United Kingdom Companies Act 2006 (the “Companies Act”), which, together with the Articles of Association of the Company (the “Articles”), governs the processes for shareholder voting at Annual General Meetings. There are a number of differences between English and U.S. law in relation to voting. At the Annual General Meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded (either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared) by (a) the chairman, (b) at least two shareholders entitled to vote at the meeting, (c) a shareholder or shareholders representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting (excluding any voting rights attached to shares that are held as treasury shares) or (d) a shareholder or shareholders holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right (excluding any shares in the Company conferring a right to vote at the meeting that are held as treasury shares).

Only holders of record of our ordinary shares with a par value of £0.50 each (“Ordinary Shares”) at the close of business on April 22, 2016 (the “Record Date”), are entitled to notice of, and to attend and to vote at, the Annual General Meeting. On the Record Date, approximately 185,124,341 Ordinary Shares were issued and 184,443,598 were outstanding, of which approximately 183,096,586 were held in the name of the Depositary, which issues Company-sponsored American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) which, in turn, each represent one Ordinary Share. With respect to all matters to be voted on at the Annual General Meeting, each shareholder present has only one vote unless demand is made for a vote on a poll (in which case each shareholder gets one vote per Ordinary Share held). The presence, in person or by proxy, of at least two shareholders who hold shares as of the Record Date will constitute a quorum for the transaction of business at the Annual General Meeting. At any adjournment of the Annual General Meeting, if a quorum is not present within fifteen minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.

Persons who hold Ordinary Shares directly on the Record Date (“record holders”) must return a proxy card or attend the Annual General Meeting in person in order to vote on the proposals. Persons who own Ordinary Shares indirectly on the Record Date through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“beneficial owners”) must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial owners may either vote these shares on behalf of the beneficial owners or return a proxy leaving these shares un-voted (a “broker non-vote”). ADR holders are not entitled to vote directly at the Annual General Meeting, but an Amended and Restated Deposit Agreement dated as of November 4, 2011 (the “Deposit Agreement”), exists between the Depositary and the holders of ADRs pursuant to which registered holders of ADRs as of the Record Date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of the Depositary, in accordance with the instructions of the ADR holders. In the event that the instruction card is executed but does not specify the manner in which the Ordinary Shares represented are to be voted (i.e., by marking a vote “FOR”, “AGAINST” or any other option), the Depositary will vote in respect of each proposal as recommended by the Board which is described in the Notice of Annual General Meeting. Instructions from the ADR holders must be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. New York time on June 30, 2016 (the “Instruction Date”).

The Company has retained the Registrars to hold and maintain its register of members. The Registrars will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the Annual General Meeting is described below:

Ordinary Resolutions

Proposals No. 1 and No. 2—Election of directors. Each director nominated for election is elected if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 3—Advisory (non-binding) vote to approve the Company’s executive compensation. This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 4—Approval of independent registered public accounting firm. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

We encourage you to vote by proxy by mailing an executed proxy card. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual General Meeting. Any record holder of our Ordinary Shares may attend the Annual General Meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy; or

•	voting in person at the Annual General Meeting.

Beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally, however, beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions may do so up until 10:00 a.m. New York time on the Instruction Date. Beneficial owners who wish to attend the Annual General Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding Ordinary Shares of Amarin on their behalf in order to obtain a “legal proxy” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote at the Annual General Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADRs who wish to attend the Annual General Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our Ordinary Shares.

PROPOSALS NOS. 1 AND 2

ELECTION OF DIRECTORS

The Articles provide that, at every annual general meeting, at least one-third of the directors at the time shall retire from office (or, if the number of directors at the time is not a multiple of three, then the number nearest to but not exceeding one-third shall retire from office). The directors elected at the Annual General Meeting will hold office until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the Articles.

As described below, the Board has nominated Ms. Peterson and Mr. Zakrzewski for re-election at the Annual General Meeting. Each of the nominees has indicated his or her willingness to serve if re-elected. Should any of the nominees become unavailable for election at the Annual General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Nominating and Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, as set forth in our Nominating and Corporate Governance Committee Charter, it considers whether the nominee satisfies the following minimum criteria: has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; is highly accomplished in his or her field, with superior credentials and recognition; is well regarded in the community and has a long-term reputation for the highest ethical and moral standards; has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; has a demonstrated history of actively contributing at board meetings (to the extent that the nominee serves or has previously served on other boards). In addition to these minimum qualifications, the Nominating and Corporate Governance Committee recommends that the Board select persons for nomination to help ensure that: a majority of the Board shall be independent in accordance with in the listing standards of the NASDAQ Global Select Market (“NASDAQ”); each of the Company’s Audit, Remuneration and Nominating and Corporate Governance Committees shall be comprised entirely of independent directors; and at least one member of the Audit Committee shall qualify as an audit committee financial expert as defined by Securities and Exchange Commission (“SEC”) rules. In addition, the Nominating and Corporate Governance Committee may consider whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries or in the markets in which the Company operates and whether the nominee, if elected, would assist in achieving a mix of Board members that represents a diversity of background and experience. Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated Ms. Peterson and Mr. Zakrzewski for re-election as directors.

The Nominating and Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual general meeting of shareholders must provide the Nominating and Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”

Nominees and Incumbent Directors

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Ms. Peterson and Mr. Zakrzewski to be re-elected as directors at the Annual General Meeting. The table below sets forth the following information for these nominees and the Company’s continuing directors: the year each was first elected as a director of the Company, their respective ages and the positions currently held with the Company:

Nominee / Director Name and Year First Became a Director	Age	Position(s) with the Company
Nominees for Director:
Kristine Peterson (2010)	56	Director
Joseph S. Zakrzewski (2010)	53	Director

Directors Continuing in Office:
Lars G. Ekman M.D., Ph.D. (2008)	66	Director
James I. Healy, M.D., Ph.D. (2008)	51	Director
Jan van Heek (2010)	66	Director
Patrick J. O’Sullivan (2011)	74	Director
David Stack (2012)	65	Director
John F. Thero (2014)	55	President, Chief Executive Officer, Director

Directors Nominated for Election

The following persons have been nominated by the Board to be elected as directors at the Annual General Meeting.

Kristine Peterson joined Amarin as a non-executive director in November 2010. Ms. Peterson has more than 30 years of pharmaceutical industry experience, including 20 years at Bristol-Myers Squibb Company, where she was responsible for sales, marketing and general management in a variety of therapeutic areas, including leading the cardiovascular and metabolic disease business unit. From June 2009 to February 2016, she served as Chief Executive Officer at Valeritas, Inc., a medical technology company committed to the development and commercialization of innovative drug delivery solutions, with its lead product for the treatment of diabetes. Prior to joining Valeritas, Ms. Peterson was Company Group Chair for the biotech business at Johnson & Johnson from May 2006 through June 2009, was an Executive Vice President at Johnson & Johnson from August 2004 through May 2006 and was Senior Vice President of commercial operations at Biovail Corporation from May 2003 to August 2004. Ms. Peterson is currently a director of Paratek Pharmaceuticals, Inc., ImmunoGen, Inc. the Biotechnology Industry Organization and the Greater Philadelphia Life Sciences Congress. Ms. Peterson has an M.B.A. in Marketing from the University of Illinois. Based on Ms. Peterson’s leadership experience in the pharmaceutical industry and her executive experience, specifically her experience as an executive officer at other commercial stage companies in the biotechnology industry, as well as her service on other boards of directors in the biotechnology industry and a leading biotech industry trade organization, the Board believes Ms. Peterson has the appropriate set of skills to serve as a member of our Board. Ms. Peterson’s contribution to the Company in the areas of commercialization and regulatory and political matters has been particularly helpful as the Company continues its current stage of development.

Joseph S. Zakrzewski joined Amarin as a non-executive director in January 2010. From November 2010 to December 2013, Mr. Zakrzewski served as Amarin’s Chief Executive Officer and Chairman of the Board of Directors. From May 2007 to May 2010, Mr. Zakrzewski served as President and Chief Executive Officer of Xcellerex, a privately held company focusing on commercializing its proprietary next generation manufacturing technology for biotherapeutics and from January 2005 to May 2007, Mr. Zakrzewski served as the Chief Operating Officer of Reliant Pharmaceuticals. From 1988 to 2004, Mr. Zakrzewski served in a variety of positions at Eli Lilly and Company including as Vice President, Corporate Business Development from 2003 through 2004. In addition, Mr. Zakrzewski served as a Venture Partner with Orbimed, the world’s largest healthcare-dedicated investment firm, in 2010 and 2011. Mr. Zakrzewski is currently the Chairman of Onxeo and serves on the board of directors of Onxeo, Acceleron Pharma, and Insulet Corporation as well as a number of privately held companies. Mr. Zakrzewski earned a B.S. in Chemical Engineering and an M.S. in Biochemical Engineering from Drexel University as well as an M.B.A. in Finance from Indiana University. The Board believes that Mr. Zakrzewski should serve on our Board based on his knowledge of our Company gained from his former position as Chief Executive Officer and his substantial experience serving as an executive officer of other pharmaceutical companies, as well as Mr. Zakrzewski’s service as a member of boards of directors of other pharmaceutical companies. Mr. Zakrzewski’s contribution to the Company in the areas of operations and business development matters has been particularly helpful as the Company continues its current stage of development.

Directors Continuing in Office

Lars G. Ekman, M.D., Ph.D. joined Amarin as a non-executive director in November 2008, and was named Amarin’s lead independent director in October 2011 and Amarin’s Chairman of the Board effective January 2014. With more than 30 years of experience in the pharmaceutical industry, Dr. Ekman is currently an executive partner at Sofinnova Ventures and serves as Chairman of Sophiris Bio Inc. (formerly Protox Therapeutics) as well as Chairman of Prothena Biosciences. From October 2008 to 2011 he served as Co-Founder and Chief Executive Officer of Cebix Inc. He was Executive Vice President and President of Global Research and Development at Elan Corporation plc, from January 2001 to December 2007. Prior to joining Elan, he was Executive Vice President, Research and Development at Schwarz Pharma AG from February 1997 to December 2000, and prior to that was employed in a variety of senior scientific and clinical functions at Pharmacia, now Pfizer. Dr. Ekman also sits on the board of directors of Ultragenyx Pharmaceutical Inc. and Spark Therapeutics. Dr. Ekman is a board-certified surgeon with a Ph.D. in experimental biology and has held several clinical and academic positions in both the United States and Europe. He obtained his Ph.D. and M.D. from the University of Gothenburg, Sweden. Based on Dr. Ekman’s experience within the pharmaceutical industry and his executive experience, specifically his experience as Chief Executive Officer and other executive positions in the biotechnology industry, as well as his service on boards of directors in the biotechnology industry, the Board believes Dr. Ekman has the appropriate set of skills to serve as a member of our Board.

James I. Healy, M.D., Ph.D. joined Amarin as a non-executive director in May 2008. Dr. Healy has been a General Partner of Sofinnova Ventures, a venture capital firm, since June 2000. Prior to June 2000, Dr. Healy held various positions at Sanderling Ventures, Bayer Healthcare Pharmaceuticals (as successor to Miles Laboratories) and ISTA Pharmaceuticals, Inc. Dr. Healy is currently on the board of directors of Ascendis Pharma A/S, Natera, Inc., Edge Therapeutics, Inc., Auris Medical Holding AG, Coherus BioSciences, Inc. and several private companies. Previously, he served as a board member of InterMune, Inc., Anthera Pharmaceuticals, Inc., Durata Therapeutics, Inc., CoTherix, Inc., Movetis NV, Hyperion Therapeutics, Inc., KaloBios Pharmaceuticals, Inc. and several private companies. Dr. Healy holds an M.D. and a Ph.D. in Immunology from the Stanford School of Medicine and holds a B.A. in molecular biology and a B.A. in Scandinavian Studies from the University of California at Berkeley. The Board believes that Dr. Healy’s experience in the pharmaceutical industries and investing in life sciences companies, as well as his medical and scientific background, provides him with the qualifications and skills to serve as a director.

Jan van Heek joined Amarin as a non-executive director in February 2010. He is currently a Principal and Partner at BioPoint Group, where he advises biotechnology and other healthcare companies in commercial strategy development, financing and business development. Prior to establishing BioPoint, Mr. van Heek spent more than 18 years at Genzyme Corporation, most recently as an Executive Vice President and Senior Advisor to the CEO and senior management team. Mr. van Heek is currently a board member of Minerva Neurosciences, Inc. and was a board member and Chairman of the Audit Committee of ViaCell Corporation, a U.S. public company, from 2002 until it was sold to Perkin Elmer Corporation in 2007. He received an M.B.A. from St. Gallen University in Switzerland and an executive degree from Stanford Business School. Based on Mr. van Heek’s experience within the biotechnology industry and his executive experience, specifically his experience in executive officer positions at other companies in the biotechnology industry, as well as his service on other boards of directors, the Board believes Mr. van Heek has the appropriate set of skills to serve as a member of our Board.

Patrick J. O’Sullivan joined Amarin as a non-executive director in December 2011. Mr. O’Sullivan has more than 40 years of pharmaceutical industry experience, including more than 30 years as Chief Executive Officer and board member of the LEO Pharma companies in Ireland and more than 10 years as a board member of the parent company of the LEO Pharma Group in Denmark. Since 2007 Mr. O’Sullivan has been a business consultant to the pharmaceutical industry, and he currently serves as a member of the board of directors of Allergan plc. Mr. O’Sullivan is a registered pharmacist who earned a Bachelor of Commerce and an M.B.A. from University College in Dublin. The Board believes that Mr. Sullivan’s experience from serving as an officer director of various companies within the pharmaceutical industry, as well as his educational training in business administration, make him a valuable member of our Board.

David Stack joined Amarin as a non-executive director in December 2012. Mr. Stack is currently the Chairman and Chief Executive Officer of Pacira Pharmaceuticals, Inc. Mr. Stack has been a managing director of MPM Capital since 2005 and a managing partner of Stack Pharmaceuticals, Inc. since 1998. From 2001 to 2004, he was President and Chief Executive Officer of The Medicines Company. Previously, Mr. Stack was President and General Manager at Innovex, Inc. He was Vice President, Business Development/Marketing at Immunomedics from 1993 until 1995. Prior to that, he was with Roche Laboratories from 1981 until 1993, in various positions including therapeutic world leader in infectious disease and director, business development and planning, infectious disease, oncology, and virology. He currently serves as a member of the board of directors of Pacira Pharmaceuticals, Inc., PepTx, Inc., Chiasma, Inc. and Medivo, Inc. He was a member of the boards of directors of Molecular Insight Pharmaceuticals, Inc. from 2006 to 2010 and BioClinica, Inc. from 1999 to 2010. Mr. Stack holds a B.S. in Pharmacy from Albany College of Pharmacy and a B.S. in Biology from Siena College. The Board believes that Mr. Stack’s qualifications to sit on our Board include his extensive experience with pharmaceutical companies, his financial expertise and his years of experience providing strategic and financial advisory services to pharmaceutical and biotechnology organizations.

John F. Thero joined Amarin in November 2009. He was promoted to President and Chief Executive Officer, and appointed to the Board, effective January 2014. Prior to his promotion, he was Amarin’s President since November 2010 before which he was Amarin’s Chief Financial Officer. Mr. Thero has more than 20 years of senior financial and operational management experience, including supporting the growth of life science companies for over 15 years. Mr. Thero has helped manage both the successful commercial growth and the successful sale of companies. In 2007, Mr. Thero was Chief Financial Officer at ViaCell, Inc., where he helped guide the company to its successful sale. From 2003 to 2007, Mr. Thero was Senior Vice President at Acusphere, Inc., where he oversaw the successful build-out and qualification of manufacturing operations. From 1994 to 2003, in a number of senior positions at Abiomed, Inc., including Senior Vice President Business Operations and Chief Financial Officer, he helped manage the transition from a development-stage company into a commercial entity. Mr. Thero began his professional career at Arthur Andersen LLP, during which time he became a Certified Public Accountant. He received a B.A. in Economics from the College of the Holy Cross. The Board believes that Mr. Thero’s experience in management positions at life sciences companies, as well as his past experience as Amarin’s President and Chief Financial Officer, provide him with the appropriate qualifications and skills to serve as a member of the Board.

Vote Required

Each nominee will be elected to the Board if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

As recommended by our shareholders at our 2011 annual general meeting and subsequently approved by our Board, we give our shareholders the opportunity to cast an advisory (non-binding) vote on the compensation of the Company’s “named executive officers,” each year (a so-called “say-on-pay” vote). At the 2015 annual general meeting, the Company’s shareholders supported the say-on-pay vote with 87% of the votes cast in favor of the proposal.

The say-on-pay vote is a non-binding vote on the Company’s executive compensation, as described in this Proxy Statement under the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 22 to 49 of this Proxy Statement. Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase shareholder value. The “Compensation Discussion and Analysis” section herein provides a more detailed discussion of the executive compensation program and compensation philosophy.

The vote under this Proposal No. 3 is advisory, and therefore not binding on the Company, the Board or our Remuneration Committee. However, our Board, including our Remuneration Committee, values the opinions of our shareholders and, to the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 3:

“RESOLVED, that the shareholders of the Company vote in favor of a non-binding, advisory vote approving the compensation of the Company’s ‘named executive officers,’ as disclosed in this Proxy Statement under the “Compensation Discussion and Analysis” section, the compensation tables and the narrative disclosures that accompany the compensation tables.”

Vote Required

This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed that we submit the selection of E&Y for approval by our shareholders at the Annual General Meeting.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal 2015 for services rendered by E&Y were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by E&Y in the fiscal year ended December 31, 2015 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

E&Y commenced auditing our annual financial statements with the fiscal year ended December 31, 2014. Representatives of E&Y are expected to be available telephonically at the Annual General Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Change in Auditors

As previously disclosed by the Company in its Current Report on Form 8-K filed with the SEC on March 6, 2014, on February 28, 2014, the Audit Committee approved the engagement of E&Y as our independent auditors for the fiscal year ending December 31, 2014 and notified its prior independent auditors Deloitte & Touche LLP (“Deloitte”) of its decision. The reports of Deloitte on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2013 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal year ended December 31, 2013 and any subsequent interim period preceding March 6, 2014, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to such disagreements in its report on the consolidated financial statements for such years.

The Company did not consult with E&Y during the fiscal year ended December 31, 2013, and the subsequent interim period through February 28, 2014, regarding (i) the application of accounting principles to a specified transaction either completed or proposed or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

Fees for Independent Registered Public Accounting Firm—E&Y

The following is a summary of the fees billed to the Company by E&Y for professional services rendered for the fiscal year ended December 31, 2015. Audit fees are for services invoiced relating to the year ended December 31, 2015 and 2014 and all non-audit fees are for services invoiced in 2015 and 2014.

	2015	2014
Audit Fees(1):	$1,020,980	$588,114
Audit-Related Fees:	—	—
Tax Fees(2):	6,825	56,547
All Other Fees:	—	—

Total All Fees:	$1,027,805	$644,661

(1)	Audit fees for 2015 include fees incurred in connection with the audit of our financial statements as of December 31, 2015 as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), costs incurred in connection with the audit of statutory financial statements as of December 31, 2014 as prepared in accordance with International Financial Reporting Standards (“IFRS”) and costs incurred in connection with registration statement filings.
(2)	Tax fees consist primarily of tax advisory fees and costs incurred for the preparation of tax returns and other related statutory filings.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 4:

“RESOLVED, to appoint Ernst & Young LLP as the Company’s auditors to hold office from the conclusion of this meeting until the conclusion of the next meeting at which the annual accounts are laid before the Company and to authorize the directors to agree upon the remuneration of the auditors.”

In the event that shareholders do not approve the foregoing resolution, we will need to engage a third-party auditor who will act as our independent registered public accounting firm under U.S. law and as our statutory auditor under UK law for the fiscal year ending December 31, 2016. We may proceed to engage such firm as our Board and Audit Committee deem advisable, which firm may include E&Y.

Vote Required

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4

ADDITIONAL BUSINESS

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board lay before the Annual General Meeting the Company’s statutory accounts, which are the Company’s Annual Report for the year ended December 31, 2015 as prepared in conformity with GAAP (the “Annual Report”) and the accounts for the financial year ended December 31, 2015 prepared in accordance with International Financial Reporting Standards (the “Statutory Accounts”). As required by the Companies Act and the Articles, the Statutory Accounts will be made available for download in “PDF” format on the Company’s website (http://investor.amarincorp.com) as soon as they are complete, but no later than June 19, 2016, which is twenty-one clear days in advance of the Annual General Meeting. In addition, hard copies of the Statutory Accounts may be obtained, once they are complete, by contacting the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921 or by telephone at (908) 719-1315. Shareholders of the Company will not be asked to take any action in respect of the Statutory Accounts at the Annual General Meeting but shareholders in attendance will have opportunity to ask questions relating to the Statutory Accounts.

We know of no other matters to be submitted to a vote of shareholders at the Annual General Meeting. If any other matter is properly brought before the Annual General Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate at a given annual general meeting, he or she must provide timely written notice to our corporate secretary pursuant to the terms of our Articles, as described below.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by NASDAQ and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Messrs. Thero and Zakrzewski, are independent. It was determined that Mr. Thero lacks independence because of his status as the Company’s President and Chief Executive Officer. It was determined that Mr. Zakrzewski lacks independence because of his prior status as the Company’s Chief Executive Officer through December 31, 2013.

Code of Business Conduct and Ethics

We believe that our Board and its committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics for the benefit of a director or an executive officer may only be granted by the Board or, if permitted, a committee of the Board, and will be publicly announced promptly in our SEC filings. Waivers of our Code of Business Conduct and Ethics for the benefit of other employees may be made by our Compliance Officer, the Board or, if permitted, a committee of the Board. In furthering our commitment to these principles, we invite you to review our Code of Business Conduct and Ethics and other corporate governance materials located on our website at www.amarincorp.com.

Shareholder Communications

Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at (908) 719-1315. However, any shareholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Lead Independent Director of the Board, Amarin Corporation plc, 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2 Ireland or c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During our 2015 fiscal year, our Board met in person five times and by teleconference one time. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he or she was a member in our last fiscal year. During fiscal year 2015, our Board had an Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. All members of the Audit, Remuneration and Nominating and Corporate Governance Committees are non-employee directors who are deemed independent.

All members of our Board who were directors at the time attended the 2015 Annual General Meeting of Shareholders, either in person or via telephone. Although the Company has no formal policies regarding director attendance at annual general meetings, it encourages directors to attend annual general meetings and expects that all members of the Board will attend the 2016 Annual General Meeting.

Board Leadership Structure and Risk Oversight

Dr. Lars Ekman is our Chairman of the Board. Dr. Ekman is independent and all key committees of the Board are comprised solely of, and chaired by, independent directors. The Board believes that this structure, combined with the Company’s established corporate governance guidelines, provides an effective leadership structure for the Company. In addition, to ensure effective independent oversight of the Company, the Board holds meetings of the independent directors of the Board at every meeting.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long and short-term incentives with fixed and variable components;

•	the granting of equity based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee being tied to achievement of company goals, which goals promote long-term value; and

•	the Company’s system of internal control over financial reporting and code of conduct and ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Board Committees

Audit Committee. The Audit Committee is currently comprised of Mr. van Heek (Chairman), Mr. O’Sullivan and Ms. Peterson. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the external auditors’ qualifications and independence, the performance of the Company’s internal audit function and external auditors and performs other duties, as set forth in the Audit Committee charter. The Audit Committee charter is available on our website at www.amarincorp.com. The Audit Committee met by teleconference five times and acted by unanimous written consent once during our 2015 fiscal year. All members of the Audit Committee satisfy the current independence standards promulgated by NASDAQ and the SEC and the Board has determined that Mr. van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Nominating and Corporate Governance Committee. Currently, the Nominating and Corporate Governance Committee is comprised of Mr. O’Sullivan (Chairman), Dr. Ekman and Ms. Peterson. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board. The Nominating and Corporate Governance Committee also develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Nominating and Corporate Governance Committee charter is available on our website at www.amarincorp.com. The Nominating and Corporate Governance Committee met in person one time during our 2015 fiscal year. All members of the Nominating and Corporate Governance Committee satisfy the current NASDAQ independence standards.

Remuneration Committee. The Remuneration Committee is currently comprised of Dr. Healy (Chairman), Mr. Stack and Mr. van Heek. The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s chief executive officer and such other members of executive management as it is designated to consider. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, as well as determines the policy for and scope of pension arrangements, service agreements for the executive management team and termination payments. Further, the Remuneration Committee oversees any major changes in employee benefit structures throughout the Company, reviews and authorizes the reimbursement of any claims for expenses from the chief executive officer and chairman in excess of £10,000 and performs other duties, as set forth in the Remuneration Committee charter. Additionally, the Remuneration Committee reviews and evaluates the risks associated with our compensation programs. The Remuneration Committee may delegate its authority to a subcommittee composed of one or more of its members. The Remuneration Committee charter is available on our website at www.amarincorp.com. The Remuneration Committee met in person one time and by teleconference three times during our 2015 fiscal year. All members of the Remuneration Committee satisfy the current NASDAQ and SEC independence standards and qualify as “outside directors” pursuant to the Code.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Remuneration Committee was a current or former officer or employee of Amarin. None of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Remuneration Committee. Moreover, none of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board.

EXECUTIVE OFFICERS

Our current executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer is set forth following the table.

Name	Age	Position
Executive Officers
John F. Thero	55	President and Chief Executive Officer (principal executive officer, principal financial officer and principal accounting officer)
Joseph T. Kennedy	48	Executive Vice President, General Counsel and Strategic Initiatives, Secretary and Chief Compliance Officer
Steven B. Ketchum, Ph.D.	51	President of Research and Development, Senior Vice President, and Chief Scientific Officer

John F. Thero. Please refer to Proposals No. 1 and No. 2 “Election of Directors” for Mr. Thero’s biography.

Joseph T. Kennedy joined Amarin in December 2011 as General Counsel and was named Amarin’s Secretary and Chief Compliance Officer in February 2012. He was named Executive Vice President, General Counsel and Strategic Initiatives in July 2015. From March 2009 to December 2011, he was Vice President, General Counsel and Secretary of Transcept Pharmaceuticals, Inc., where he played a lead role negotiating the company’s strategic collaboration with Purdue Pharma, helped obtain U.S. Food and Drug Administration (“FDA”) approval for the company’s lead product and had responsibility for all legal and compliance matters affecting the company. Mr. Kennedy represented large pharmaceutical companies, developing life science companies and venture capital firms in private law practice from January 2006 to March 2009. Prior to that, Mr. Kennedy served as Chief Corporate Counsel, then Vice President, Acting Chief Legal Officer with Eyetech Pharmaceuticals, Inc. His work at Eyetech included transitioning the company from private to public, legal matters related to the company’s development and commercialization collaboration with Pfizer Inc., public company and pharmaceutical industry compliance, and the sale of the company to OSI Pharmaceuticals Inc. Previously, Mr. Kennedy served as Vice President and U.S. Counsel, Corporate Business Development, with Élan Corporation, plc where he helped acquire technologies, managed legal issues related to multiple collaborations and participated in the company’s sale of assets that raised over $2.0 billion in a restructuring. Mr. Kennedy was honored by the President of Ireland as one of the inaugural “Irish Life Science 50” which recognized Irish-Americans for their significant contributions to the life science industry.

Steven B. Ketchum, Ph.D., joined Amarin in February 2012 as Senior Vice President and President of Research and Development. He was named Chief Scientific Officer in January 2016. Dr. Ketchum has 20 years of experience in late-stage product development and clinical regulatory strategy. From 2008 to 2012, Dr. Ketchum served as Senior Vice President of Research and Development for Sunesis Pharmaceuticals, Inc. where he provided strategic direction for all facets of research and development, including clinical strategy and operations, regulatory affairs, and pharmaceutical development and has served on its board of directors since his departure. From 2005 to 2008, Dr. Ketchum served as Senior Vice President of Research and Development and Medical Affairs for Reliant Pharmaceuticals where he led development and support activities for Lovaza and other commercialized cardiovascular products. Prior to 2005, Dr. Ketchum was Senior Vice President of Operations and Regulatory Affairs at IntraBiotics Pharmaceuticals, Inc., and also held positions of increasing responsibility in regulatory affairs during his nearly eight-year tenure at ALZA Corporation, where he supported the development and commercialization of a number of products, including Concerta. Dr. Ketchum earned a Ph.D. in pharmacology from University College London and a B.S. in biological sciences from Stanford University.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

On March 30, 2015, in connection with the closing of a private placement, and pursuant to a pre-existing contractual right to participate in certain private placement transactions effected by us, we entered into a separate subscription agreement with an existing investor, Sofinnova Venture Partners VII L.P., or Sofinnova. We issued 38,867,180 restricted ADSs, each representing one Series A Preference Share, which may be consolidated and redesignated from time to time up to a maximum of 3,886,718 ordinary shares, each ordinary share to be represented by one ADS. For each restricted ADS, Sofinnova paid a negotiated price of $0.15 (equating to $1.50 on an as-if-converted-to-ordinary-shares basis) resulting in gross proceeds to us of $5.8 million. The shares are owned directly by Sofinnova. Dr. James Healy, a member of our Board and a managing member of Sofinnova Management VII, L.L.C., is a general partner of Sofinnova and may be deemed to have shared voting and dispositive power over the shares owned by Sofinnova. Dr. Healy disclaims beneficial ownership over the shares owned by Sofinnova except to the extent of any pecuniary interest therein.

Other than the transaction described above and the compensation arrangements described below under the captions “Executive Compensation” and “Director Compensation,” we are not a party to any transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding Ordinary Shares and members of their immediate families.

Related-Party Transaction Review and Approval

Our Board has adopted policies and procedures for the review and approval of related-party transactions and has delegated to our Compliance Officer the authority to review and approve the material terms of any proposed related-party transactions.

Pursuant to our Code of Business Conduct and Ethics, any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be promptly reported to the Compliance Officer. Our Compliance Officer may notify the Board or a committee thereof as deemed appropriate. Conflicts of interest may arise in the following situations: if an individual is simultaneously employed or engaged by Amarin and another business (particularly a client or business partner of Amarin); if an individual participates in any activity that enhances or supports a competitor’s position; if an individual or member of such person’s immediate family accepts a gift with the intent to improperly influence the normal business relationship between Amarin and its clients or business partners or gives to or accepts gifts from a competitor; if an individual or a member of such person’s immediate family holds a financial interest in another business (particularly a client or business partner of Amarin); and if an individual conducts business on behalf of Amarin with a business in which a family member of such individual is associated in any significant role.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports filed with the SEC, all reports required to be filed by our executive officers, directors and greater-than-10% shareholders during the fiscal year ended December  31, 2015 were timely filed.

INSIDER TRADING POLICY

Amarin has an insider trading policy that applies to all officers, directors and employees and certain affiliated persons. Amarin’s insider trading policy prohibits sale of any Amarin securities that are not owned by such persons at the time of the sale, so called short sales. Those persons subject to Amarin’s insider trading policy may not pledge Amarin’s securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 of the Exchange Act) of our outstanding Shares for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding Ordinary Shares. The following information is presented as of March 31, 2016.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to our Ordinary Shares. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, Ordinary Shares issuable under stock options or warrants that are exercisable within 60 days of March 31, 2016 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over their Ordinary Shares, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent of Class(2)
Greater than 5% Holders:
None.

Current directors and named executive officers:
John F. Thero(3)	2,607,869	1.40
Lars G. Ekman, M.D., Ph.D.(4)	253,390	0.14
James I. Healy, M.D., Ph.D.(5)	10,400,306	5.64
Kristine Peterson(6)	192,000	0.10
Jan van Heek(7)	202,203	0.11
Patrick J. O’Sullivan(8)	117,000	0.06
David Stack(9)	87,000	0.05
Joseph S. Zakrzewski(10)	2,358,714	1.26
Joseph T. Kennedy(11)	1,266,736	0.68
Steven B. Ketchum, Ph.D.(12)	956,438	0.52
Michael J. Farrell(13)	124,010	0.07
All current directors and executive officers as a group (11 persons)	18,565,666	9.70

(1)	Represents Ordinary Shares, or Shares, held as of March 31, 2016, plus Ordinary Shares that may be acquired upon exercise of options exercisable within 60 days of March 31, 2016.
(2)	Based on 185,121,923 Ordinary Shares outstanding as of March 31, 2016. The percentage ownership and voting power for each person (or all directors and executive officers as a group) is calculated by assuming the exercise or conversion of all options exercisable within 60 days of March 31, 2016 held by such person and the non-exercise and non-conversion of all outstanding options held by all other persons.
(3)

Based on a Form 4 filed April 1, 2016, a Form 4 filed February 3, 2016, a Form 4 filed February 2, 2016, a Form 4 filed January 4, 2016, a Form 4 filed October 2, 2015, a Form 4 filed August 11, 2015, a Form 4 filed July 8, 2015, a Form 4 filed February 2, 2015, a Form 4 filed November 12, 2014, a Form 4 filed January 10, 2014, a Form 4 filed November 20, 2013, a Form 4 filed July 26, 2013, a Form 4 filed May 29, 2013, a Form 4 filed January 30, 2013, a Form 4 filed January 2, 2013, a Form 4 filed September 24, 2012, a

Form 4 filed September 11, 2012, a Form 4 filed July 30, 2012, Form 4 filed April 11, 2012, a Form 4 filed February 3, 2012 and a Form 3 filed December 30, 2010. Includes 684,524 Shares directly owned and 1,923,345 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(4)	Based on a Form 4 filed July 8, 2015, a Form 4 filed March 13, 2014, a Form 4 filed November 20, 2013, a Form 4 filed July 11, 2013, a Form 4 filed July 12, 2012 and a Form 3 filed December 30, 2010. Includes 40,000 Shares directly owned and 213,390 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(5)	Based on a Form 4 filed July 14, 2015, a Form 4 filed July 8, 2015, a Form 4 filed March 13, 2014, a Form 4 filed July 11, 2013, a Form 4 filed September 5, 2012, a Form 4 filed August 15, 2012, a Form 4 filed July 13, 2012, a Form 4 filed April 6, 2012, a Form 4 filed April 4, 2012, a Form 4 filed March 30, 2012, a Form 4 filed January 31, 2012 and a Schedule 13D/A filed August 23, 2013 on behalf of Sofinnova Venture Partners VII, L.P. Includes 6,321,588 Shares owned directly by Sofinnova Venture Partners VII, L.P., 3,886,718 Shares issuable upon the conversion of 38,867,180 shares of Series A preference shares owned directly by Sofinnova Venture Partners VII, L.P., 90,000 Shares directly owned by Dr. Healy and 102,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016 directly owned by Dr. Healy. Dr. Healy may be deemed to have shared voting and dispositive power over the Shares owned by Sofinnova Venture Partners VII, L.P. via Sofinnova Management VII, LLC (the general partner of Sofinnova Venture Partners), of which he is a managing member, but Dr. Healy disclaims beneficial ownership of the Shares except to the extent of his pecuniary interest in Sofinnova Management VII, LLC.
(6)	Based on a Form 4 filed July 8, 2015, a Form 4 filed March 13, 2014, a Form 4 filed July 11, 2013, a Form 4 filed July 12, 2012 and a Form 3 filed December 30, 2010. Includes 192,000 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(7)	Based on a Form 4 filed July 8, 2015, a Form 4 filed March 13, 2014, a Form 4 filed July 11, 2013, a Form 4 filed April 15, 2013, a Form 4 filed January 14, 2013, a Form 4 filed October 12, 2012, a Form 4 filed July 12, 2012, a Form 4 filed April 12, 2012 a Form 4 filed January 12, 2012, a Form 4 filed October 18, 2011, a Form 4 filed July 13, 2011, a Form 4 filed May 16, 2011, a Form 4A filed April 27, 2011, a Form 4 filed April 27, 2011, a Form 4 filed April 20, 2011, a Form 4 filed February 11, 2011, a Form 3A filed February 11, 2011 and a Form 3 filed December 30, 2010. Includes 25,203 Shares and 177,000 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(8)	Based on a Form 4 filed July 8, 2015, a Form 4 filed March 13, 2014, a Form 4 filed July 11, 2013, a Form 4 filed July 12, 2012, a Form 4 filed December 15, 2011 and a Form 3 filed December 15, 2011. Includes 117,000 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(9)	Based on a Form 4 filed July 8, 2015, a Form 4 filed March 13, 2014, a Form 4 filed July 11, 2013, a Form 4 filed December 12, 2012, and a Form 3 filed December 12, 2012. Includes 87,000 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(10)	Based on a Form 4 filed July 8, 2015, a Form 4 filed March 13, 2014, a Form 4 filed November 18, 2013, a Form 4 filed July 26, 2013, a Form 4 filed June 25, 2013, a Form 4 filed June 21, 2013, a Form 4 filed April 25, 2013, a Form 4 filed January 2, 2013, a Form 4 filed October 3, 2012, a Form 4 filed July 30, 2012, a Form 4 filed May 31, 2012, a Form 4 filed March 27, 2012, a Form 4 filed February 3, 2012, a Form 4 filed November 7, 2011, a Form 4 filed October 24, 2011, a Form 4 filed August 22, 2011, a Form 4A filed July 15, 2011, a Form 4 filed July 15, 2011, a Form 4 filed April 20, 2011, a Form 4 filed March 9, 2011, a Form 4 filed February 28, 2011, a Form 4 filed February 24, 2011 and a Form 3 filed December 30, 2010. Includes 226,047 Shares directly owned and 2,132,667 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(11)	Based on a Form 4 filed April 1, 2016, a Form 4 filed February 2, 2016, a Form 4 filed January 4, 2016, a Form 4 filed October 6, 2015, a Form 4 filed October 2, 2015, a Form 4 filed July 8, 2015, a Form 4 filed February 2, 2015, a Form 4 filed January 10, 2014, a Form 4 filed July 26, 2013, a Form 4 filed January 2, 2013, a Form 4 filed July 30, 2012, a Form 4 filed February 3, 2012, a Form 4 filed December 20, 2011 and a Form 3 filed December 20, 2011. Includes 233,373 Shares directly owned and 1,033,363 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(12)

Based on a Form 4 filed February 2, 2016, a Form 4 filed July 8, 2015, a Form 4 filed February 2, 2015, a Form 4 filed January 10, 2014, a Form 4 filed January 2, 2013, a Form 4 filed March 5, 2012, and a Form 3 filed February 21, 2012. Includes 131,407 Shares directly owned and 825,031 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(13)	Based on a Form 4 filed February 2, 2016, a Form 4 filed July 8, 2015, a Form 4 filed February 2, 2015, a Form 4 filed November 12, 2014, a Form 4 filed January 10, 2014 and a Form 3 filed January 9, 2014. Includes 30,190 Shares directly owned and 93,820 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016. Consistent with disclosure in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission on February 25, 2016, Mr. Farrell’s employment with the Company ended in March 2016.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes the material elements of compensation earned in fiscal year 2015 by each of the executive officers identified below in the Summary Compensation Table, who are referred to collectively as our “named executive officers.” Our named executive officers include our (i) principal executive officer; (ii) principal financial officer; and (iii) the only other executive officers other than the principal executive officer and the principal financial officer who were serving as executive officers as of December 31, 2015. For the fiscal year ended December 31, 2015, our named executive officers were:

John F. Thero	President and Chief Executive Officer (principal executive officer)*
Joseph T. Kennedy	Executive Vice President, General Counsel and Strategic Initiatives, Secretary and Chief Compliance Officer
Steven B. Ketchum, Ph.D.	President of Research and Development, Senior Vice President
Michael J. Farrell	Vice President, Finance (principal financial officer and principal accounting officer)*

*	In connection with the end of Mr. Farrell’s employment with the Company in March 2016, Mr. Thero was appointed principal financial and principal accounting officer.

2015 Operating Highlights

During 2015, we achieved significant commercial, legal, clinical development, international partnering, supply and other milestones. In addition, the Company’s stock price exceeded the performance of its pre-defined peer group. As discussed more fully below, achievement of these objectives were considered by our Remuneration Committee in determining executive compensation for 2015. Important 2015 performance considerations include:

Commercial:

•	Reported $81.8 million in total revenue in 2015, representing an increase of 51% over 2014 total revenue of $54.2 million, including $81.0 million in Vascepa product revenue

Legal:

•	Achieved two important and unprecedented victories in lawsuits resulting in

•	a federal court ruling giving Amarin the ability, commencing in August 2015, to promote Vascepa to healthcare professionals with truthful and non-misleading information beyond the current FDA-approved labelling, based on the principle that the public interest is best served by more informed medical decisions, and

•	a federal court ruling setting aside FDA’s denial of New Chemical Entity status for Vascepa resulting in cessation of Vascepa ANDA reviews at FDA and dismissal, without prejudice, in early 2016 of Vascepa ANDA litigation

Product Development and Medical Affairs:

•	Achieved cumulative patient enrollment in the REDUCE-IT cardiovascular outcomes study of more than 99% of the target total for the study before the end of 2015 and secured support from the independent data monitoring committee (DMC) to continue the study after multiple unblinded reviews by the DMC of safety results of the study

•	The REDUCE-IT study remains on track for an interim safety and efficacy analysis by the DMC in 2016, for onset of the targeted 1,612th cumulative cardiovascular event in 2017 and publication of complete trial results in 2018

•	Publication or presentation of multiple scientific papers and abstracts pertaining to Vascepa or its active ingredient

International:

•	Entered a collaboration with Eddingpharm for development and commercialization of Vascepa in Greater China in which Eddingpharm is responsible for securing regulatory approval and marketing Vascepa, as part of which Eddingpharm paid $15 million up front, will pay double digit royalties on Vascepa sales, and may pay over $150 million in additional performance milestones

Supply:

•	Brought on-line Novasep as a third qualified active pharmaceutical ingredient (API) supplier for Vascepa, while lessening overall minimum API purchase commitments and lowering API costs, which contributed to improving gross margin on product sales in 2015 to 66% from 62% in 2014

Financial:

•	Held operational spending in line with internal operating plan goals which included completing two strategic equity financing transactions, providing the Company with the resources needed to operate as planned in 2015 and to end 2015 with approximately $107 million in cash on hand

•	Achieved stock price performance for 2015 that well exceeded the performance of the NASDAQ Biotechnology Index and that well exceeded the median change in stock price of companies defined as peer companies at the beginning of 2015 by the Company’s Remuneration Committee

The following chart highlights the growth of quarterly Vascepa revenue since commercial launch:

Compensation Philosophy and Objectives

Pay for Performance

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and accomplishments that are expected to increase shareholder value. In furtherance of this goal, the Remuneration Committee has adhered to the following guidelines as a foundation for decisions that affect the levels of compensation:

•	provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•	promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of shareholder value.

The Remuneration Committee has historically compensated executive officers with three compensation components: base salary, annual and short-term incentive bonuses, and long-term equity-based compensation. The Remuneration Committee believes that cash compensation in the form of base salary and incentive bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the grant of equity awards aligns the objectives of management with those of our shareholders with respect to long-term performance and success.

CEO Performance and Compensation

Our Remuneration Committee believes that it is especially important to set compensation for our chief executive officer in a manner that address the two fundamental objectives described above.

John F. Thero has served as our president and chief executive officer since January 2014. Before that, he served as our president and chief financial officer since November 2010 and before that as our chief financial officer since November 2009. Mr. Thero became chief executive officer in 2014 to stabilize and grow the Company shortly after significant corporate setbacks. In late 2013, an FDA advisory committee voted against a significant proposed label expansion for Vascepa, the proposed ANCHOR indication, and the FDA rescinded the related ANCHOR study special protocol assessment agreement. As a result, the Company anticipated slower than previously expected growth for Vascepa sales, reduced its workforce by half and the FDA later determined it would not approve the proposed ANCHOR study label expansion without favorable results from the Company’s pending cardiovascular outcomes trial, the REDUCE-IT trial. Since becoming president and chief executive officer, Mr. Thero has played a critical role in selecting, retaining and motivating experienced personnel throughout the Company, repositioning the Company to achieve significant product revenue growth, expanding managed care coverage for Vascepa, entering into multiple strategic transactions including the U.S. co-promotion agreement for Vascepa with Kowa Pharmaceuticals America, Inc., and achieved the 2015 operating highlights described above.

The Company’s stock performance during 2015 favorably reflected the Company’s progress. As reflected in the chart below, during 2015 the Company’s stock price significantly outperformed both its peer group and the NASDAQ Biotechnology Index as a whole (AMRN +92.9%, Peer group -11.3%, NASDAQ Biotechnology Index +11.4%).

Despite the fact that our stock performance outperformed our peer group during this period, Mr. Thero’s cash compensation lagged behind the targeted 50th percentile of the Company’s peer group set by the Remuneration Committee. Specifically, during 2015, Mr. Thero’s base compensation of $520,000 per year was at approximately the 25th percentile of other CEOs in our peer group. Mr. Thero’s target bonus potential of 65% was positioned at approximately the 50th percentile for our peer group. In addition, Mr. Thero’s bonus potential has been directly tied to achievement of pre-defined corporate goals for the applicable year, with no consideration given to individual performance goals. Specifically, in 2015, the Remuneration Committee determined that the Company’s pre-defined corporate goals were achieved at the 98% level. In recognition of the exceptional performance of our executive officers, including Mr. Thero, during 2015 in achieving these pre-defined corporate goals and for achievement of value-adding goals that exceeded the pre-defined goals, as provided for in the Company’s management incentive compensation plan, the Remuneration Committee elected, in its discretion, to adjust the deemed achievement of the corporate goals from 98% to 108% for purposes of setting bonus compensation for the executive team. However, no such discretionary element was awarded to Mr. Thero for purposes of setting his bonus compensation for the year. Thus, Mr. Thero’s bonus award remained linked to the pre-defined corporate goals at 100% rather than 108% of target. For 2014, Mr. Thero was awarded 75% of his bonus target based on achievement of corporate goals. For 2013, Mr. Thero was awarded no bonus following the failure of the FDA to approve the ANCHOR indication, a key goal for that year. The Remuneration Committee believes that Mr. Thero’s cash compensation is strongly aligned with corporate performance and the interests of our shareholders.

Moreover, a substantial portion of Mr. Thero’s compensation is in the form of equity incentive awards, which the Remuneration Committee believes further aligns Mr. Thero’s interests with those of our shareholders. As noted in the graph below, approximately 91% of Mr. Thero’s 2015 total compensation as reported in the Summary Compensation Table below relates to stock options, which vest over a four-year period or upon the achievement of specified performance criteria and realize value only if our stock price increases after the date of grant, and restricted stock units, which vest over a three- or four-year period or upon the achievement of specified performance criteria and realize more value the better our stock price performs. 62% of his total compensation is attributable to performance-based stock options and restricted stock units tied to the achievement of certain financial and clinical performance goals by the Company:

Roles in Determining Compensation

Remuneration Committee

The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s executive officers. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, as well as determines the policy for and scope of service agreements for the executive officers and termination payments. While the Remuneration Committee draws on a number of resources, including input from the Chief Executive Officer and independent compensation consultants, to make decisions regarding the Company’s executive compensation program, ultimate decision-making authority rests with the Remuneration Committee, subject in key cases to ratification by the independent members of the Board. The Remuneration Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s performance during the year against established goals, operational performance, and business responsibilities. In addition, the Remuneration Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment.

Risks Related to Compensation Policies and Practices

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long- and short-term incentives with fixed and variable components;

•	the granting of equity-based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee being tied to achievement of company goals, which goals promote long-term value; and

•	the Company’s system of internal control over financial reporting and code of conduct and ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Compensation Consultant

The Remuneration Committee retains the services of Radford, an AON Hewitt company, as independent external compensation consultants. The mandate of the consultants includes assisting the Remuneration Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design, and benchmarking with the Company’s peers in the industry. The Remuneration Committee regularly evaluates the performance of its compensation consultants, considers alternative compensation consultants, and has the final authority to engage and terminate such services.

The Remuneration Committee has assessed the independence of Radford pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Radford from serving as an independent consultant to the Remuneration Committee.

Chief Executive Officer

Our Chief Executive Officer attends Remuneration Committee meetings and works with the Remuneration Committee Chairman and its compensation consultants to develop compensation recommendations for executive officers (excluding the Chief Executive Officer) and other key executives, based upon individual experience and breadth of knowledge, internal considerations, individual performance during the fiscal year, and other factors deemed relevant by the Remuneration Committee. The recommendations are then submitted to the Remuneration Committee for review and consideration. The Remuneration Committee works directly with its compensation consultants to determine compensation actions for the Chief Executive Officer. In accordance with NASDAQ listing rules, our Chief Executive Officer is not present during voting or deliberations concerning his own compensation.

Say-on-Pay

At our annual general meeting of shareholders in July 2015, we held a non-binding advisory vote to approve the compensation of our named executive officers, which we refer to as say-on-pay. The compensation of our named executive officers reported in our 2015 proxy statement was approved by 86% of the votes cast at the 2015 annual meeting. The Remuneration Committee has considered and will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Competitive Market Benchmarking

The Remuneration Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are a factor that the Remuneration Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

Our peer companies used in determining compensation actions in the 2015 fiscal year were selected by the Remuneration Committee with the support of Radford, which beginning in 2011 has been retained to conduct comprehensive reviews of the Company’s executive compensation practices.

Our peer companies were selected in consultation with Radford on the basis of their similarity to us in terms of competition for talent, their status as a commercial or near-commercial stage company, phase of products in development, financial attributes, research and development expenditures, and market capitalization. Radford also qualitatively evaluated each company based on business focus and corporate strategy.

The Remuneration Committee considered the foregoing analysis in selecting the following 19 publicly-traded peer companies for use in determining compensation actions in the 2015 fiscal year:

Agenus Inc.	BIND Therapeutics, Inc.	NeoStem, Inc.
Amicus Therapeutics, Inc.*	Cytokinetics, Incorporated	Peregrine Pharmaceuticals, Inc.
Argos Therapeutics, Inc.	Discovery Laboratories, Inc.*	Rigel Pharmaceuticals, Inc.
ArQule, Inc.	DURECT Corporation*	Synta Pharmaceuticals Corporation*
Array BioPharma Inc.	Dynavax Technologies Corporation*	XOMA Corporation*
Athersys, Inc.	Endocyte, Inc.
AVEO Pharmaceuticals, Inc.	Five Prime Therapeutics, Inc.

*	Included in prior-year peer group.

In addition to the peer group above, the Remuneration Committee also reviews competitive compensation data from the Radford Global Life Sciences Compensation Survey. For 2015 compensation decisions, the Radford survey group included 51 publicly traded biotechnology and pharmaceutical companies with between 100 and 500 employees, 14 of which were companies in our current peer group. Radford assessed Amarin’s 2015 compensation against market pay elements such as base salary, target short-term incentives as a percentage of base salary, target total cash compensation, long-term incentives and target total direct compensation. Additionally, Amarin’s incumbent officers were matched to benchmark positions according to each officer’s primary responsibilities.

The Remuneration Committee reviews the Company’s list of peer companies periodically to reflect changes in market capitalization, developments at the Company relative to its peer companies, and other factors.

Implementation of Objectives

In fiscal 2015, our executive compensation program consisted of the following forms of compensation, each of which are described below in greater detail:

•	Base Salary

•	Annual Bonus Incentive

•	Special Incentive Bonus Program

•	Equity Compensation

•	Employee Benefit Programs

In general, our Remuneration Committee aims to set executives’ total cash compensation (base salary plus target bonus) at levels near the 50th percentile for executives with similar roles in the Company’s peer group. Long-term incentive awards include stock options generally targeted the 50th percentile, with the ability to stretch to the 75th percentile based on achievement of performance goals set out under separate grants of performance-based stock options and restricted stock units.

Base Salary

Overview

Our Remuneration Committee aims to set executives’ base salaries, in the aggregate, at levels near the 50th percentile of salaries of executives with similar roles at the Company’s peer group. The Remuneration Committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. Our Remuneration Committee believes that the 50th percentile for base salaries is the minimum cash compensation level that will allow us to attract and retain highly skilled executives. The Remuneration Committee’s choice of this target percentile reflects consideration of our shareholders’

interests in paying what is necessary to achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and our compensation philosophy and objectives, base salaries at the 50th percentile are generally sufficient to retain our current executives and to hire new executives when and as required. In determining appropriate base salary levels for a given executive officer, the Remuneration Committee also considers the following factors:

•	individual performance of the executive, as well as overall performance of the Company, during the prior year;

•	level of responsibility, including breadth, scope and complexity of the position;

•	level of experience and expertise of the executive;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity; and

•	executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire and are set to be competitive with peer companies in our industry. Adjustments to base salary are considered annually in light of each executive officer’s individual performance, the Company’s performance and compensation levels at peer companies in our industry, as well as changes in job responsibilities or promotion. The Chief Executive Officer assists the Remuneration Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

Changes in Base Salaries for Fiscal 2015

In January 2015, the Remuneration Committee approved for 2015 an average salary increase of 4.0% for all employees other than in the cases of those executive officers identified below, each of whom received individually targeted salary increases. These increases were determined to take into consideration the rate of inflation and to approximate the estimated rate of compensation increase in the Company’s peer group. In the case of Mr. Thero, a salary of $520,000, effective February 1, 2015, was approved. This base salary was targeted below the 50th percentile for CEOs within our peer group reflecting that Mr. Thero was new to the role of CEO. In the case of Mr. Kennedy, a salary of $420,900, effective February 1, 2015, was approved. This base salary was higher than the 50th percentile for officers of similar position within our peer group; this determination was made in light of the Remuneration Committee’s recognition of Mr. Kennedy’s significant contributions to the Company during his tenure with the Company, in particular in connection with our ongoing regulatory efforts, several litigation matters and continued advancement of the Company’s intellectual property estate. In the case of Dr. Ketchum, a salary of $420,900, effective February 1, 2015, was approved. This base salary was higher than the 50th percentile for officers of similar position within our peer group; this determination was made in light of the Remuneration Committee’s recognition of Dr. Ketchum’s several contributions to the Company during his tenure with the Company, in particular in connection with our ongoing regulatory efforts and continued advancement of the Company’s REDUCE-IT cardiovascular outcomes trial.

Cash Incentive Awards

The Company also provides executive officers with annual performance-based cash bonuses, which are specifically designed to reward executives for overall corporate performance as well as individual performance in a given year.

The Board has adopted a Management Incentive Compensation Plan (MICP), under which the Remuneration Committee each year determines corporate and individual performance goals and achievement of these goals for purposes of determining annual performance-based cash bonuses. The MICP is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the MICP is intended to:

(i)	increase management focus on realistic goals intended to create value for shareholders;

(ii)	encourage management to work as a team to achieve the Company’s goals;

(iii)	encourage individuals to realize goals that are meaningful to the Company;

(iv)	provide incentives for management to strive for achievement above and beyond the Company goals; and

(v)	help attract and retain high quality senior management personnel.

The MICP provides that the bonus potential for our executive officers will be established on an annual basis by the Remuneration Committee. Under the MICP, the actual amount of the bonus paid is calculated using a goals-based formula. In order to be eligible to receive a bonus, the Company must have achieved at least a specified percentage of the corporate goals for that year. The corporate goals and the relative weighting of the corporate and individual performance goals, as well as the relative weighting for each individual of individual performance goals, are established by the Remuneration Committee on an annual basis, shortly after our Board approves our annual operating plan. The Remuneration Committee has determined it appropriate to have our Chief Executive Officer’s goals match our corporate goals. For all other executive officers, individual goals are determined on an annual basis by the Remuneration Committee based on their areas of functional responsibility. Under the MICP, the Remuneration Committee reserves the right to make subjective assessments of executive performance and to separately reward performance beyond established individual or corporate goals and targets, and to award a smaller or larger bonus than provided for in the MICP, or to award no bonus.

For fiscal 2015, the bonus potential for our executive officers as a percentage of base salary ranged from 65% for our President and CEO, 45% for our Executive Vice President, 40% for our Senior Vice Presidents, 30% for our Vice Presidents, and 15% for our Senior Directors. All of the bonus potential for our President and CEO was tied to the 2015 corporate goals.

Fiscal 2015 Annual Bonus Incentive

Upon completion of fiscal 2015, the Remuneration Committee assessed the Company’s overall performance against the achievement of corporate and individual performance goals established in 2015.

Set forth below are the corporate goals that were considered by the Remuneration Committee in assessing overall performance for the 2015 fiscal year, as well as the relative weighting of these goals and the Remuneration Committee’s assessment of achievement for each goal.

2015 Corporate Goals

Sales & Marketing (50%): These goals established target performance for the Company regarding the commercialization of Vascepa for the FDA-approved MARINE indication. The specific goals were as follows:

•	Revenues: Achieve net revenue growth per 2015 Operating Plan*

Clinical / Regulatory / Medical Affairs (10%): These goals established target performance for the Company in clinical development progress. The specific goals were as follows:

•	Outcomes study: Achieve enrollment target by year end (or terminate study effectively if Board elects to terminate)*

•	Research data: Complete and publish pre-specified areas of research related to Vascepa*

International (10%): These goals established target performance for the Company in connection with business development efforts. The specific goals were as follows:

•	Ex-U.S. partner: Complete at least one collaboration for Vascepa outside the United States

Supply (15%): These goals established target performance for the Company in connection with securing supply of the active ingredient for Vascepa. The specific goals were as follows:

•	Purchases: Secure supply consistent with 2015 Operating Plan at average prices consistent with 2015 Operating Plan*

•	Commitments: Reduce minimum aggregate API purchase commitments to prior levels while ensuring third API supplier is viable to support future growth

Financial and Public Relations / Investor Relations (15%): These goals established target performance for the Company regarding financial and investor relations matters. The specific goals were as follows:

•	Cash burn: Cash burn from operations not greater than target per 2015 Operating Plan*

•	Financing: Complete financing transaction to strengthen balance sheet

•	Stock price: Achieve performance that exceeds peer group

*	The above-described metrics tied to the 2015 Operating Plan include highly sensitive data including revenue targets, expense targets, targets for securing additional covered lives and patient enrollment in the Company’s ongoing outcomes study, and areas of commercially sensitive research. We do not disclose the specific target levels for these metrics because we believe that such disclosure would result in competitive harm to our company. We purposely set these target levels at aggressive levels because we are a growth-oriented company and we are highly dependent on securing additional covered lives, increasing revenues, enrolling patients in our outcomes trial and controlling our expenses. Revealing these metrics could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels were designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

In reviewing the Company’s performance against the pre-specified corporate goals set by the Remuneration Committee as described above, the Remuneration Committee determined the goals were achieved as follows: (i) that the sales and marketing goal was achieved at the 100% level, resulting in a weighted score of 50% for this component of the corporate goals; (ii) that the outcomes study goal was achieved at the 99% level and the comparative data goal was achieved at the 100% level, resulting in a combined weighted score of 8% for this component of the corporate goals; (iii) that the ex-U.S. partner goal was achieved at the 100% level, resulting in a weighted score of 10% for this component of the corporate goals; (iv) that the supply purchases goal was achieved at the 100% level and the supply commitments goal was achieved at the 100% level, resulting in a combined weighted score of 15% for this component of the corporate goals; and (v) that the cash burn goal was achieved at the 100% level, the financing goal was achieved at the 100% level, and the stock price goal was achieved at the 100% level, resulting in a combined weighted score of 15% for this component of the corporate goals. In total, the Remuneration Committee determined that these pre-defined corporate goals were achieved at the 98%.

In addition, in recognition of the Company’s significant successes during 2015 with respect to important strategic initiatives, which initiatives were largely not contemplated by the pre-defined corporate goals for 2015, the Remuneration Committee approved an additional discretionary component of 10% for purposes of measuring achievement against the corporate goals, resulting in a total combined weighted score of 108% for purposes of determining incentive cash bonuses for 2015 (excluding CEO compensation), as further described below. In making this discretionary determination, the Remuneration Committee was particularly influenced by the Company’s successful First Amendment litigation and subsequent prompt and effective implementation of expanded promotion efforts, successful New Chemical Entity (NCE) litigation leading to cessation of FDA review of ANDAs and the stay in 2015 and dismissal in early 2016 of prior ANDA filings challenging Vascepa, successful negotiation of improved commercial terms with the Company’s API suppliers, and completion of two financing transactions during 2015. Additional consideration was given to specific individuals who made significant, individual contributions to these matters, as reflected in the individual performance awards described below.

Individual Performance-Based Cash Bonus Awards

John F. Thero, President and Chief Executive Officer

The Remuneration Committee calculated Mr. Thero’s 2015 MICP bonus to be $338,000. The cash bonus award was based entirely on the Company’s achievement of the pre-defined 2015 corporate goals, determined to be achieved at the 98% level as described above. The Remuneration Committee then exercised its discretion and added an additional special bonus of 2% in recognition of Mr. Thero’s achievements above the corporate goals. As a result, he received a cash bonus in the amount of 100% of his target bonus amount for 2015.

Joseph T. Kennedy, Executive Vice President, General Counsel and Strategic Initiatives, Secretary and Chief Compliance Officer

For Mr. Kennedy, individual performance goals for fiscal 2015 were focused on the areas outlined below:

Litigation: 20%

•	Securities litigation: Manage and secure dismissal (if a decision made in 2015) or an orderly path to resolution

•	Intellectual Property: Enforce intellectual property rights against third parties

•	NCE litigation: Advance litigation; evaluate appeal if applicable

FDA Matters: 10%

•	First Amendment litigation: If complete response letter (CRL) received regarding ANCHOR indication, support patient care and physicians in filing First Amendment lawsuit within 30 days of CRL (assumes CRL supports a suit) and pursue the legal expansion of promotional rights for Vascepa

•	Non-Rx: With Medical and Marketing, create and implement a strategy to support patient care by separating prescription omega-3s from supplements

SEC Compliance / Investor Relations: 10%

•	Statutory: Ensure timely filing of SEC filings and compliance of public disclosures with applicable law

•	IR: Provide timely and constructive advice on investor relations issues while helping to ensure accurate disclosures consistent with industry practice

General Corporate: 15%

•	Operation support: Provide timely value-adding legal advice to support all company functions, including regulatory, managed care, sales and marketing, manufacturing, human resources, and general corporate matters

•	Minutes: Complete committee minutes on a timely basis, conduct orderly annual meeting

•	Documentation: Oversee legal systems to help manage risks affecting the company and ensure access to key information as needed, including disaster recovery and long-term staff turnover considerations

Pharmaceutical Industry Compliance: 10%

•	Oversight: Oversee comprehensive corporate compliance program, including policies, training, monitoring, and auditing of pharmaceutical compliance related functions

•	Reporting: Oversee Sunshine Act compliance reporting system and make reports when due

•	Industry: Advise Company on pharmaceutical industry compliance matters

Intellectual Property and Hatch-Waxman Exclusivity: 20%

•	Patents: Obtain and defend robust patent coverage for Company products consistent with Company plan

•	ANDA litigation: Manage litigation and regulatory strategy to protect Vascepa exclusivity

Strategic Development and Financing: 15%

•	Partnering: Close at least one ex-US partnership (subject to deal reaching term sheet stage)

•	Financing: Help close financing transaction, if necessary, to achieve corporate cash goal

Under the Company’s MICP, 75% of Mr. Kennedy’s bonus for 2015 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2015 corporate goals based at 108% (98% on pre-determined corporate goals and an additional discretionary component of 10% for achievements beyond corporate goals).

In reviewing the above-described individual performance goals, the Remuneration Committee determined that Mr. Kennedy had fully achieved all of his individual goals.

The Remuneration Committee calculated Mr. Kennedy’s 2015 MICP bonus to be $240,000. The calculation was based on 75% weight given to the 108% achievement of 2015 corporate goals (resulting in a bonus amounting to 81% of his target bonus) and 25% weight given to the 100% achievement of Mr. Kennedy’s individual goals (resulting in a bonus amounting to 25% of his target bonus), resulting in a cumulative bonus of 106% of his target bonus. The Remuneration Committee then exercised its discretion and added an additional special bonus amounting to 21% of his target bonus in recognition of Mr. Kennedy’s extraordinary individual contributions to the Company’s successful First Amendment litigation with the FDA from his development of the concept through implementation of the favorable decision, successful New Chemical Entity (NCE) litigation with the FDA leading to cessation of ANDA reviews at FDA and later dismissal of the ANDA litigation, and completion of two financing transactions during 2015. Mr. Kennedy was thus awarded a bonus representing 127% of his target bonus for 2015.

Steven B. Ketchum, Ph.D., President of Research and Development, Senior Vice President

For Dr. Ketchum, individual performance goals for fiscal 2015 were focused on the areas outlined below:

REDUCE-IT: 60%

•	Enrollment: Attain specified enrollment targets

•	Compliance: Attain specified patient compliance targets

•	Retention: Attain specified patient retention targets

Additional Clinical and Non-Clinical Initiatives: 20%

•	Internal research studies: Complete enrollment and interim data analysis and other pre-specified research initiatives

•	Clinical trial material: Work with supply chain to ensure uninterrupted supply of clinical trial materials for REDUCE-IT, an internal research study and other approved studies

Medical Affairs, Program Management & Publications: 10%

•	Publications and presentations: Meet pre-specified goals related to publications, posters and presentations related to Vascepa

•	Medical Letters: Meet pre-specified goals related to medical letters related to Vascepa

Regulatory & Quality Control: 10%

•	Clinical site audits: Complete a pre-specified number of audits with prompt remediation of any relevant issues

•	Safety compliance: Review and submit all post marketing, REDUCE-IT, and other safety reports in compliance with SOPs and in satisfaction of company obligations

•	Encapsulator/packager: Gain approval of sNDAs to add new manufacturer and new primary packager

•	Improve testing efficiency: Implement harmonized (standardized) API qualification/confirmatory testing at bulk capsule suppliers and streamline ongoing recording and assembly of stability data to support regulatory submissions via installation/management of a third party database

Under the Company’s MICP, 75% of Dr. Ketchum’s bonus for 2015 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2015 corporate goals based at 108% (98% on pre-determined corporate goals and an additional discretionary component of 10% for achievements beyond corporate goals).

In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Dr. Ketchum had achieved the REDUCE-IT goal at the 50% level and fully achieved the rest of the goals. In addition, in recognition of Dr. Ketchum’s extraordinary individual contributions to the Company’s successful First Amendment litigation with the FDA, subsequent implementation thereof, and technical support related to investing activities, the Remuneration Committee awarded him an additional discretionary award equal to 15% of his individual performance goal eligibility. Together, this resulted in a cumulative achievement level of 105%.

The Remuneration Committee calculated Dr. Ketchum’s 2015 MICP bonus to be $180,566. The calculation was based on 75% weight given to the 108% achievement of 2015 corporate goals (resulting in a bonus amounting to 81% of his target bonus) and 25% weight given to the 105% achievement of Dr. Ketchum’s individual goals (resulting in a bonus amounting to 26% of his target bonus). Dr. Ketchum was thus awarded a bonus representing 107% of his target bonus for 2015.

Michael J. Farrell, Vice President, Finance (principal financial officer and principal accounting officer)

For Mr. Farrell, individual performance goals for fiscal 2015 were focused on the areas outlined below as:

Reporting & Budgeting: 40%

•	Cash: Manage cash balance in accordance with plan

•	Reporting/taxes: Timely complete and file all required SEC and foreign statutory filings and tax returns, including completion of related financial statement audits

•	Ireland: Perform quarterly tax strategy assessment including actions and documentation necessary to preserve Irish tax resident status

•	Functional costs: Maintain professional service fees for audit and tax (excluding special costs, if any, for financing or unplanned transactions) and other accounting/IT functional costs within plan

•	Forecast: Improve process of quarterly review meetings with cost center owners to support more timely, accurate, comprehensive, reliable and interactive re-forecasting and accountability

Support Financing & Strategic Matters: 15%

•	Financing: Complete financing, as necessary

Operations & IT Systems: 15%

•	Document management: Upgrade of document management system without disruption

•	Efficiency: Work with Human Resources, Sales, Marketing in the assessment of sales expense reporting system; support HR in the assessment sales recruiting function

•	BD support: Update data room on a quarterly basis for relevant accounting, IT and IR documents

Internal Controls: 15%

•	Sarbanes Oxley: Ensure no material control weaknesses from 2015 compliance testing

•	IT: Complete review of IT security and back-up, and report recommendations to CEO

Investor Relations: 15%

•	Website: Update the graphics, general appearance and content of the Company’s corporate website and increase visibility as to what is new on the site

•	Outreach: Manage outreach to shareholders

•	Miscellaneous: Execute strategic IR communications plan; update tactical portion of plan quarterly and strategic elements of plan at least once annually; update internal FAQ responses at least quarterly

Under the Company’s MICP, 75% of Mr. Farrell’s bonus for 2015 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2015 corporate goals based at 108% (98% on pre-determined corporate goals and an additional discretionary component of 10% for achievements beyond corporate goals).

In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Mr. Farrell had achieved the Reporting & Budgeting goal at the 38% level and the Investor Relations goal at the 13% level, and fully achieved the rest of the goals, for a cumulative achievement level of 96%.

The Remuneration Committee calculated Mr. Farrell’s 2015 MICP bonus to be $74,655. The calculation was based on 75% weight given to the 108% achievement of 2015 corporate goals (resulting in a bonus amounting to 81% of his target bonus) and 25% weight given to the 96% achievement of Mr. Farrell’s individual goals (resulting in a bonus amounting to 24% of his target bonus). Mr. Farrell was thus awarded a bonus representing 105% of his target bonus for 2015.

Special Incentive Bonus Programs

From time to time, the Remuneration Committee establishes special bonus programs to incentivize individual performance toward goals that are judged by the Remuneration Committee as important for corporate progress, very difficult to achieve, and of significant shareholder value if achieved.

In July 2015, the Remuneration Committee approved the achievement and payout of a previously disclosed special incentive bonus program for each of Mr. Thero, Dr. Ketchum and Mr. Kennedy. Under this special bonus program, each of these executive officers received a one-time, special bonus payment in the amount of $150,000 for achievement of a pre-defined performance goal related to the Company’s expanded ability to market Vascepa, which was determined by the Remuneration Committee to be achieved based on progress made in connection with the Company’s successful First Amendment litigation with the FDA.

In December 2015, the Remuneration Committee approved the achievement and payout of a previously disclosed special incentive bonus program for each of Mr. Thero and Mr. Kennedy. Under this special bonus program, each of these executive officers received a one-time, special bonus payment in the amount of $150,000 for achievement of a pre-defined performance goal related to the Company’s challenge to FDA’s denial of NCE regulatory exclusivity for Vascepa, which was determined to be achieved by the Remuneration Committee in 2015 based on progress made in connection with that litigation and related regulatory and legal activities. Mr. Thero and Mr. Kennedy remain eligible to receive an additional one-time, special bonus payment in the amount of $100,000 under this special incentive bonus program in the event Remuneration Committee determines the January dismissal of the Company’s ANDA litigation constitutes achievement of a previously defined performance milestone tied to successful resolution of the Company’s ANDA litigation.

In January 2016, the Remuneration Committee approved a new, special incentive bonus program for Mr. Kennedy. Under this program, Mr. Kennedy will be eligible to receive a one-time, cash bonus payment in the amount of (i) $100,000 upon the achievement of a pre-specified goal tied to progress on an initiative related to activities affecting the competitive positioning of Vascepa and (ii) $200,000 upon the completion of such initiative, in each case prior to June 30, 2018. Mr. Kennedy must be continuously employed by the Company through the date of the payment date in order to be eligible to receive the special bonus payment, provided that if he is terminated by the Company without cause prior to the achievement of any such milestone or any such payment date he shall also remain eligible to receive such payment.

Equity Compensation

Overview

Stock Options and Restricted Stock Units. As an additional component of our compensation program, executive officers are eligible to receive equity compensation in the form of stock options and restricted stock units. The Remuneration Committee grants stock options and restricted stock units to executive officers to aid in their retention, to motivate them to assist with the achievement of both near-term and long-term corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our stock price. In determining the form, date of issuance and value of a grant, the Remuneration Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

We believe that equity awards, through stock options and restricted stock units, align the objectives of management with those of our shareholders with respect to long-term performance and success. We believe that equity awards serve as useful performance-recognition mechanisms with respect to key employees, as most awards are subject to time-based vesting provisions. Stock options are typically awarded to executive officers upon their hiring. We believe that such equity awards encourage executive officers to remain with the Company and also focus on our long-term performance as well as the achievement of specific performance goals.

In considering annual equity awards for our executive officers in 2015, our Remuneration Committee identified that the level of equity compensation held by executives at the beginning of 2015 was significantly below the level held by executives with similar roles in the Company’s peer group. In an effort to ensure that the Company’s executives are highly motivated to achieve pre-determined corporate objectives, consistent with the

Remuneration Committee’s general goal of setting long-term incentive awards at the 75th percentile, it granted equity awards during 2015 with a significant portion of incremental awards above the 50th percentile vesting only upon achievement of certain pre-defined milestones linked to corporate performance. Such equity awards in 2015 were comprised of a mix of time-based stock options (over a four-year period), time-based restricted stock unit awards (over a three- or four-year period), and performance-based stock options and restricted stock unit awards that vest only upon the achievement of certain pre-defined milestones. The 2015 stock option grant was targeted at the market 50th percentile and the 2015 restricted stock unit awards were intended to close the gap between the 50th and the 75th percentile with respect to 2015 compensation over three years after the grants, if such awards are earned consistent with applicable vesting and performance criteria.

Equity Award Grant Policy. We have an equity award grant policy that formalizes our process for granting equity-based awards to officers and employees. Under our equity award grant policy, all grants to executive officers must be approved by our Board or Remuneration Committee and all grants to other employees must be granted within guidelines approved by our Board or Remuneration Committee. All stock options will be awarded at fair market value and calculated based on our closing market price on the grant date. Under our equity award grant policy, equity awards will generally be granted as follows:

•	grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will generally be made at meetings of the Remuneration Committee, and effective on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which such grant is approved; and

•	grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis and generally shall be made effective on the first trading day of the month following the date on which such grant is approved.

Equity Grants Awarded in Fiscal 2015

The values of the equity awards granted to executive officers for the 2015 fiscal year, as well as all compensation actions taken with respect to the named executive officers in fiscal 2015, are reflected in the Summary Compensation Table further below.

Employee Benefit Programs

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (401(k) Plan) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Service. In 2015, we did not match or supplement contributions to the 401(k) plan.

Tax and Accounting Considerations

Deductibility of Executive Compensation. In making compensation decisions affecting our executive officers, the Remuneration Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Remuneration Committee considers the requirements and impact of Section 162(m) of the Code, which limits the tax deductibility to us of compensation in excess of $1.0 million in any year for certain executive officers, except for qualified “performance-based compensation” under the Section 162(m) rules. The Remuneration Committee considers the Section 162(m) rules as a factor in determining compensation, but will not necessarily limit compensation to amounts deductible under Section 162(m).

Allocation of Compensation

There is no pre-established policy or target for the allocation of compensation. The factors described above, as well as the overall compensation philosophy, are reviewed to determine the appropriate level and mix of compensation.

Timing of Compensation Actions

Compensation, including base salary adjustments, for our named executive officers is reviewed annually, usually in the first quarter of the fiscal year and upon promotion or other change in job responsibilities.

Stock Ownership Guidelines

The Board believes it is important to align the interests of our executive officers with those of its shareholders. To this end, in March 2013, the Board established Stock Ownership Guidelines for its executive officers, including the named executive officers. The guidelines require that each executive officer maintain an equity interest in the Company at least equal to a multiple of the executive officer’s base salary, as follows:

Position	Target
Chief Executive Officer	3x annual base salary
Other Executive Officers	1x annual base salary

Equity interests that count toward the satisfaction of the ownership guidelines include the value of Ordinary Shares beneficially owned or issuable upon the settlement of restricted stock or restricted stock units, and unvested deferred stock units. The calculation of an individual’s equity interest, however, does not include the value of stock options (whether or not vested), unvested restricted stock, and unvested restricted stock units, except unvested deferred stock units. Executive officers have five years from the date of the policy adoption in March 2013 or later commencement of their appointment as an executive officer to attain these ownership levels. If an executive officer does not meet the applicable guideline by the end of the five-year period, the officer is required to hold a minimum of 50% to 100% of the shares resulting from any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any officer on whom this requirement could impose a financial hardship. As of the date of this Proxy Statement, all of the Company’s named executive officers have satisfied these ownership guidelines, or have time to do so.

Additionally, we have instituted stock ownership guidelines for our non-employee directors. For information regarding these guidelines, see the section entitled “Director Compensation—Non-Employee Director Compensation.”

Clawback

As of the date of this Proxy Statement, we do not have a formal compensation recovery policy, often referred to as a “clawback” policy, which would typically provide that the officers or directors subject to the policy must reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the twelve-month period following the preparation of an accounting restatement, as a result of misconduct or other specified events. The Remuneration Committee intends to adopt a formal clawback policy once the final rules relating to such policies are issued pursuant to the Dodd-Frank Act. The Company has not had an accounting restatement.

Conclusion

Our compensation policies are designed and are continually being developed to retain and motivate our executive officers and to reward them for outstanding individual and corporate performance.

REMUNERATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Remuneration Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ending December 31, 2015.

Submitted by the Remuneration Committee of the Board of Directors

James I. Healy, M.D., Ph.D. (Chairman)

Jan van Heek

David Stack

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the fiscal years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Total ($)
John F. Thero	2015	518,333	6,760	8,621,850	2,995,049	631,240	12,773,232
President and Chief Executive Officer, Assistant Secretary	2014	500,000	—	1,037,340	988,403	243,750	2,769,493
	2013	395,153	—	—	355,950	—	751,103

Joseph T. Kennedy	2015	419,554	53,436	3,321,469	1,796,046	486,564	6,077,069
Executive Vice President, General Counsel and Strategic Initiatives, Secretary and Chief Compliance Officer	2014	400,917	—	345,780	329,468	125,473	1,201,638
	2013	358,021	—	—	228,825	143,520	730,366

Steven B. Ketchum, Ph.D.	2015	419,554	18,940	1,183,969	1,604,732	311,626	3,538,821
President of Research and Development, Senior Vice President	2014	404,750	—	345,780	329,468	118,592	1,198,590
	2013	384,313	—	—	228,825	—	613,138

Michael J. Farrell	2015	235,167	5,332	482,115	342,384	69,323	1,134,321
Vice President, Finance(5)	2014	212,500	—	39,780	70,775	28,219	351,274
	2013	88,996	—	—	82,820	—	171,816

(1)	“Bonus” summarized in the table consists entirely of discretionary cash bonuses.
(2)	This column reflects the aggregate grant date fair value of time- and milestone-based vesting restricted stock unit awards granted in 2015 calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures, assuming achievement of all vesting conditions.
(3)	This column reflects the aggregate grant date fair value of time- and milestone-based vesting equity awards granted in 2015, 2014 or 2013 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures, assuming achievement of all vesting conditions. Assumptions used in the calculations for these amounts are set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2016.
(4)	This column reflects payments made under the Management Incentive Compensation Plan and special incentive bonus programs in respect of the year earned. See the discussion regarding annual and special incentive compensation in “Compensation Discussion and Analysis” for further information regarding the performance measures.
(5)	Consistent with disclosure in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission on February 25, 2016, Mr. Farrell’s employment with the Company ended in March 2016.

Narrative to the Summary Compensation Table

The amounts reported in the Summary Compensation Table, including base salary, stock awards, option awards, and payments made under the Management Incentive Compensation Plan, are described more fully under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based option awards to the named executive officers during fiscal 2015:

Name	Grant Date	Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
John F. Thero	2/2/2015	400,000	(2)	1.02	316,642
	7/6/2015	600,000	(3)	2.50	1,147,889
Joseph T. Kennedy	2/2/2015	93,750	(2)	1.02	74,213
	7/6/2015	900,000	(3)	2.50	1,721,833
Steven B. Ketchum, Ph.D.	2/2/2015	93,750	(2)	1.02	74,213
	7/6/2015	200,000	(3)	2.50	382,630
Michael J. Farrell	2/2/2015	35,000	(2)	1.02	27,706
	2/2/2015	35,000	(2)	1.02	27,706
	7/6/2015	150,000	(3)	2.50	286,972

(1)	This column reflects the aggregate fair value of equity awards granted in 2015 as of the grant date for each such award, and is calculated in accordance with FASB ASC 718, using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 12 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2016.
(2)	The options vest monthly over 48 months beginning on February 28, 2015.
(3)	The options vest monthly over 48 months beginning on July 31, 2015.

The following table sets forth certain information regarding grants of plan-based restricted stock unit awards to the named executive officers during fiscal 2015:

Name	Grant Date	Number of Securities Underlying RSUs (#)		Grant Date Fair Value of Stock Awards ($)(1)
John F. Thero	2/2/2015	780,000	(2)	795,600
	7/6/2015	600,000	(3)	1,500,000
Joseph T. Kennedy	2/2/2015	182,813	(2)	186,469
	7/6/2015	755,000	(3)	1,887,500
Steven B. Ketchum, Ph.D.	2/2/2015	182,813	(2)	186,469
Michael J. Farrell	2/2/2015	68,250	(2)	69,615

(1)	This column reflects the aggregate grant date fair value, representing the market value of the Company’s ADSs on the date of grant, of restricted stock unit awards granted in 2015 calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in note 12 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2016.
(2)	These restricted stock unit awards vest in three equal annual installments on each of January 31, 2016, January 31, 2017 and January 31, 2018.
(3)	These restricted stock unit awards vest in sixteen equal quarterly installments beginning on September 30, 2015.

The following table sets forth certain information regarding grants of equity plan-based incentive plan awards to the named executive officers during fiscal 2015:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(1)		Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option and Stock Awards ($)(2)
John F. Thero	2/2/2015	1,265,250	(3)	—	3,163,125
	7/6/2015	1,265,250	(3)	—	3,163,125
	7/6/2015	400,000	(4)	2.50	765,259
	7/6/2015	400,000	(5)	2.50	765,259
Joseph T. Kennedy	2/2/2015	199,500	(3)	—	498,750
	7/6/2015	199,500	(3)	—	498,750
	7/6/2015	100,000	(5)	—	250,000
Steven B. Ketchum, Ph.D.	2/2/2015	199,500	(3)	—	498,750
	7/6/2015	199,500	(3)	—	498,750
	7/6/2015	180,000	(6)	2.50	344,367
	7/6/2015	180,000	(6)	2.50	344,367
	7/6/2015	240,000	(6)	2.50	459,155
Michael J. Farrell	2/2/2015	82,500	(3)	—	206,250
	7/6/2015	82,500	(3)	—	206,250

(1)	There is no threshold for these awards and the target equates to the maximum.
(2)	For stock option awards, this column reflects the aggregate fair value of equity awards granted in 2015 as of the grant date for each such award, and is calculated in accordance with FASB ASC 718, using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. For restricted stock unit awards, this column reflects the aggregate grant date fair value, representing the market value of the Company’s ADSs on the date of grant, of restricted stock unit awards granted in 2015 calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 12 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2016.
(3)	This amount represents restricted stock unit awards that vest upon achievement of certain financial and clinical performance goals. To date, none of the specified criteria have been achieved.
(4)	This amount represents options that vest monthly over 48 months beginning on July 31, 2015, but are deferred unless and until certain minimum product sales milestones are achieved for 2016 and 2017, such that upon the achievement of each individual milestone, the options for the related grant shall be vested to the extent they would have vested on a monthly basis without regard to the requirement for achievement of the performance criteria and will continue to vest monthly thereafter.
(5)	This amount represents restricted stock unit awards that commenced vesting upon achievement of certain legal performance criteria, which were determined to be met by the Remuneration Committee on October 5, 2015. The remaining restricted stock unit awards will vest in fifteen quarterly installments, commencing December 31, 2015.
(6)	This amount represents options that vest monthly over 48 months beginning on July 31, 2015, but are deferred unless and until certain clinical milestones are achieved, such that upon the achievement of each individual milestone, the options for the related grant shall be vested to the extent they would have vested on a monthly basis without regard to the requirement for achievement of the performance criteria and will continue to vest monthly thereafter.

The following table sets forth certain information regarding grants of non-equity plan-based incentive bonus awards to the named executive officers during fiscal 2015:

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)
	Grant Date		Target		Maximum
John F. Thero	—		338,000	(2)	676,000	(2)
	12/2/2013	(1)	150,000	(3)	250,000	(3)
	1/29/2015		150,000	(4)	250,000	(4)
Joseph T. Kennedy	—		189,405	(2)	331,459	(2)
	12/2/2013	(1)	150,000	(3)	250,000	(3)
	1/29/2015		150,000	(4)	250,000	(4)
Steven B. Ketchum, Ph.D.	—		168,360	(2)	294,630	(2)
	12/2/2013	(1)	150,000	(3)	250,000	(3)
Michael J. Farrell	—		71,100	(2)	124,425	(2)

(1)	The listed grant date is the original grant date of the award in question. The Remuneration Committee amended the performance goal and special incentive bonus related to the Company’s expanded ability to market Vascepa on January 8, 2014, and again on January 29, 2015, as fully described above in the section entitled “Compensation Discussion and Analysis—Special Incentive Bonus Programs.”
(2)	The amounts in the “Target” and “Maximum” columns reflect the potential payouts under the 2015 annual bonus incentive. Actual bonuses awarded to the individuals were based on achievement of objectives, as discussed in the “Executive Compensation” section above.
(3)	The amounts in the “Target” and “Maximum” columns reflect the range of and alternative potential payouts under the expanded Vascepa marketing ability special incentive bonus program. In July 2015, the Remuneration Committee approved the achievement and payout of $150,000 for each of Mr. Thero, Mr. Kennedy, and Dr. Ketchum.
(4)	The amounts in the “Target” and “Maximum” columns reflect the range of and alternative potential payouts under the Vascepa exclusivity special incentive bonus program. In December 2015, the Remuneration Committee approved the achievement and payout of $150,000 for each of Mr. Thero and Mr. Kennedy.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired by the named executive officers upon the vesting of RSUs in fiscal 2015 and the value realized at that time before payment of any applicable withholding taxes. None of the officers exercised options during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John F. Thero	244,500	316,140
Joseph T. Kennedy	163,376	262,513
Steven B. Ketchum, Ph.D.	56,500	57,630
Michael J. Farrell	6,500	6,630

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding equity awards at December 31, 2015 for our named executive officers.

Option Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($/Sh)	Option Expiration Date
Number of Securities Underlying Unexercised Options
Name	Exercisable (#)	Unexercisable (#)
John F. Thero	407,611 750,000 81,465 39,375 303,750 91,667 75,000 — —	— — 1,765 13,125 303,750 308,333 525,000 — —	(1) (2) (3) (4) (5)	— — — — — — — 400,000 400,000	(6) (6)	1.35 3.40 8.86 8.10 2.04 1.02 2.50 2.50 2.50	12/21/2019 11/10/2020 2/1/2022 1/2/2023 1/8/2024 2/2/2025 7/6/2025 7/6/2025 7/6/2025

Joseph T. Kennedy	600,000 61,194 25,313 101,250 21,486 112,500	— 1,306 8,437 101,250 72,264 787,500	(1) (2) (3) (4) (5)	— — — — — —		6.35 8.86 8.10 2.04 1.02 2.50	12/16/2021 2/1/2022 1/2/2023 1/8/2024 2/2/2025 7/6/2025

Steven B. Ketchum, Ph.D.	574,994 25,313 101,250 21,486 25,002 — — —	25,006 8,437 101,250 72,264 174,998 — — —	(7) (2) (3) (4) (5)	— — — — — 180,000 180,000 240,000	(6) (6) (6)	8.77 8.10 2.04 1.02 2.50 2.50 2.50 2.50	3/1/2022 1/2/2023 1/8/2024 2/2/2025 7/6/2025 7/6/2025 7/6/2025 7/6/2025

Michael J. Farrell	12,085 21,750 16,042 18,750	7,915 21,750 53,958 131,250	(8) (3) (4) (5)	— — — —		5.46 2.04 1.02 2.50	8/1/2023 1/8/2024 2/2/2025 7/6/2025

(1)	These stock options vest over 48 months beginning February 29, 2012.
(2)	These stock options vest over 48 months beginning January 31, 2013.
(3)	These stock options vest over 48 months beginning January 31, 2014.
(4)	These stock options vest over 48 months beginning February 28, 2015.
(5)	These stock options vest over 48 months beginning July 31, 2015.
(6)	These stock options vest monthly over 48 months beginning on July 31, 2015, but are deferred unless and until certain financial and clinical performance milestones are achieved, such that upon the achievement of each individual milestone, the options for the related grant shall be vested to the extent they would have vested on a monthly basis without regard to the requirement for achievement of the performance criteria and will continue to vest monthly thereafter.

(7)	Twenty-five percent (25%) of these stock options vested on February 16, 2013, and the remaining 75% of the options vest ratably over the next 36 months.
(8)	Twenty-five percent (25%) of these stock options vested on July 8, 2014, and the remaining 75% of the options vest ratably over the next 36 months.

The following table shows information regarding outstanding restricted stock unit awards at December 31, 2015 for our named executive officers.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John F. Thero	339,000 780,000 525,000	(2) (3) (4)	640,710 1,474,200 992,250	— — —		— — —
	— —		— —	1,265,250 1,265,250	(5) (5)	2,391,323 2,391,323

Joseph T. Kennedy	113,000 182,813 660,624 87,500	(2) (3) (4) (6)	213,570 345,517 1,248,579 165,375	— — — —		— — — —
	— —		— —	199,500 199,500	(5) (5)	377,055 377,055

Steven B. Ketchum, Ph.D.	113,000 182,813	(2) (3)	213,570 345,517	— —		— —
	— —		— —	199,500 199,500	(5) (5)	377,055 377,055

Michael J. Farrell	13,000 68,250	(2) (3)	24,570 128,993	— —		— —
	— —		— —	82,500 82,500	(5) (5)	155,925 155,925

(1)	The market value of the restricted stock unit awards represents the product of the closing price of Amarin stock as of December 31, 2015, which was $1.89, and the number of shares underlying each such award and, with respect to performance-based awards, assumes satisfaction of the applicable performance criteria.
(2)	These restricted stock unit awards will vest in equal installments over three years on the anniversary of the grant date, commencing January 31, 2015.
(3)	These restricted stock unit awards will vest in equal installments over three years on each of January 31, 2016, January 31, 2017 and January 31, 2018.
(4)	These restricted stock unit awards will vest in sixteen equal quarterly installments, commencing September 30, 2015.
(5)	These restricted stock unit awards vest upon achievement of certain financial and clinical performance goals. To date, none of the specified criteria have been achieved.
(6)	These restricted stock unit awards commence vesting upon achievement of certain legal performance criteria, which were met on October 5, 2015. The remaining restricted stock unit awards will vest in fifteen quarterly installments, commencing December 31, 2015.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal year 2015.

Nonqualified Deferred Compensation

During fiscal year 2015, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment, Change of Control and Severance Arrangements

We have entered into employment agreements or arrangements with each of our current named executive officers. These agreements set forth the individual’s base salary, bonus compensation, equity compensation and other employee benefits, which are described above in the “Compensation Discussion and Analysis.”

John F. Thero

In the event that Mr. Thero is terminated without cause or resigned for good reason, he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”); and twelve (12) months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. If Mr. Thero is terminated without cause or quits for good reason, in either case, within twenty-four (24) months following a change of control, he will be entitled to severance as follows: continuation of base salary for eighteen (18) months; continuation of group health plan benefits for up to eighteen (18) months to the extent authorized by and consistent with COBRA; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity incentive awards.

Joseph T. Kennedy

In the event that Mr. Kennedy is terminated without cause, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA; and six (6) months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. If Mr. Kennedy is terminated without cause or he quits for good reason, in either case, within twenty-four (24) months following a change of control, then he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity incentive awards.

Steven B. Ketchum, Ph.D.

In the event that Dr. Ketchum is terminated without cause, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA; and six (6) months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. If Dr. Ketchum is terminated without cause or he quits for good reason, in either case, within twenty-four (24) months following a change of control, then he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity incentive awards.

Michael J. Farrell

In the event that Mr. Farrell is terminated without cause or he quits for good reason, in either case, within twenty-four (24) months following a change of control, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA; and 100% acceleration of vesting on all outstanding equity incentive awards. Consistent with disclosure in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission on February 25, 2016, Mr. Farrell’s employment with Amarin ended in March 2016.

Potential Payments upon Change of Control Termination

The table below shows the benefits potentially payable to each of our named executive officers if a change of control termination occurred on December 31, 2015, the last business day of fiscal 2015.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of RSUs(2) ($)	Continuation of Health Benefits ($)	Total ($)
John F. Thero	780,000	338,000	268,250	7,889,805	24,000	9,300,055
Joseph T. Kennedy	420,900	168,360	62,870	2,727,151	23,000	3,402,281
Steven B. Ketchum, Ph.D.	420,900	168,360	62,870	1,313,197	23,000	1,988,327
Michael J. Farrell(3)	118,500	—	46,943	465,413	11,000	641,856

(1)	The value of the accelerated vesting of options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 31, 2015 ($1.89), multiplied by the number of options that would have been accelerated upon a change of control occurring on December 31, 2015.
(2)	The value of the accelerated vesting of RSUs equals the closing price per share of our ADSs on December 31, 2015 ($1.89) multiplied by the number of time- and performance-based RSUs that would have been accelerated upon a change of control occurring on December 31, 2015.
(3)	Consistent with disclosure in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission on February 25, 2016, Mr. Farrell’s employment with the Company ended in March 2016.

The table below shows the benefits potentially payable to each of our named executive officers if a termination without cause in the absence of a change of control occurred on December 31, 2015.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of Time-Based RSUs(2) ($)	Continuation of Health Benefits ($)	Total ($)
John F. Thero	520,000	—	87,000	1,095,255	16,000	1,718,255
Joseph T. Kennedy	210,450	—	10,195	423,950	11,000	655,595
Steven B. Ketchum, Ph.D.	210,450	—	10,195	221,958	11,000	453,603
Michael J. Farrell(3)	—	—	—	—	—	—

(1)	The value of the accelerated vesting of options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 31, 2015 ($1.89), multiplied by the number of options that would have been accelerated upon termination without cause absent a change of control occurring on December 31, 2015.
(2)	The value of the accelerated vesting of time-based RSUs equals the closing price per share of our ADSs on December 31, 2015 ($1.89) multiplied by the number of time-based RSUs that would have been accelerated upon termination without cause absent a change of control occurring on December 31, 2015.

(3)	Consistent with disclosure in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission on February 25, 2016, Mr. Farrell’s employment with the Company ended in March 2016.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Upon recommendation of the Remuneration Committee, the Board approved an amended non-employee director compensation program effective December 10, 2012, as amended on May 20, 2013 and March 11, 2014. The amended non-employee director compensation program was intended to approximate the 50th percentile of non-employee director compensation within the Company’s peer group. A summary of the non-employee director compensation arrangements for fiscal 2016 is set forth below.

	Retainer ($)
Annual Board Retainer Fee:
Non-Executive Chairman	95,000	*
All non-employee directors	55,000

Annual Chairman Retainer Fees:**
Audit Committee Chairman	20,000
Remuneration Committee Chairman	15,000
Nominating and Corporate Governance Committee Chairman	10,000

Annual Committee Member Retainer Fees:**
Audit Committee	10,000
Remuneration Committee	7,500
Nominating and Corporate Governance Committee	5,000

*	Effective January 1, 2014.
**	These fees are in addition to the Annual Board Retainer Fee, as applicable.

The annual retainers are paid in equal installments made in arrears within thirty days of the end of each calendar quarter, or upon the earlier resignation or removal of the non-employee director. Amounts owing to non-employee directors as annual retainers shall be annualized, meaning that for non-employee directors who join the Board during the calendar year, such amounts shall be prorated based on the number of calendar days served by such director.

Non-employee directors shall be given an annual election option, which option is to be exercised within ten calendar days of the end of each quarter, of receiving their annual retainers in the form of either (i) cash or (ii) unregistered non-ADR Ordinary Shares, with any such issuances to be priced at the greater of (i) the closing price of the Company’s ADSs on NASDAQ on the date which is ten calendar days after the end of each quarter or (ii) £0.50 per share (i.e., par value per Ordinary Share).

In addition, upon their initial appointment or re-election to the Board, non-employee directors will be eligible to receive equity awards valued at $135,000 based on a consistently-applied, Black Scholes methodology, split equally in value between option awards and restricted stock units. The restricted stock units are subject to deferred settlement upon the director’s separation of service with the Company (“DSUs”) and vest in equal installments over three years on the anniversary of the date of grant. The grant date for such awards will be the date of such initial appointment or re-election, as the case may be, and the exercise price of any such option award shall be equal to the closing market price on NASDAQ of the ADSs representing the Company’s Ordinary Shares on the date of such appointment or re-election to the Board. In addition, for so long as the non-employee director remains on the Board, the non-employee director will be eligible to receive annual equity awards valued at $90,000 based on a consistently-applied, Black Scholes methodology, split equally in value between option awards and DSUs. Such award for Ordinary Shares will vest in full upon the earlier of the one-year anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year. Such DSUs will vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year.

In addition, a Non-Executive Chairman of the Board that continues on the Board following the Company’s annual general meeting of shareholders (and who was not first elected to the Board at such meeting) will be eligible to receive an annual equity award valued at $20,000 based on a consistently-applied, Black Scholes methodology, split equally in value between option awards and DSUs. Such awards will have a grant date and exercise price identical to other annual equity awards.

All equity awards will be made pursuant to the terms of the Company’s Equity Incentive Plan, as amended and in effect from time to time. In the event of a change of control (as defined in the Equity Incentive Plan), all option awards and DSUs shall immediately become fully vested.

In addition, the non-employee directors are also eligible to participate in the Company’s stock option plans on a case-by-case basis.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

On July 6, 2015, the Company awarded options representing the right to purchase 40,502 Ordinary Shares and 58,500 DSUs to each of Dr. Healy, Mr. O’Sullivan, Ms. Peterson, Mr. Stack, Mr. Zakrzewski and Mr. van Heek in connection with their service on the Board. For each grantee, 23,144 options and 18,000 DSUs will vest in full upon the one-year anniversary of the grant date, while 17,358 options and 40,500 DSUs will vest in equal annual installments over three years commencing on the one-year anniversary of the grant date. The total grant-date fair value of each of these awards was $77,486 and $146,250, respectively, based on a closing price of $2.50 on NASDAQ of the ADSs representing the Company’s Ordinary Shares on the date of grant.

In addition, on July 6, 2015, the Company awarded 45,645 options and 62,500 DSUs to Dr. Ekman in connection with his service on the Board and as Non-Executive Chairman of the Board. Of these awards, 28,287 options and 22,000 DSUs will vest in full upon the one-year anniversary of the grant date, while 17,358 options and 40,500 DSUs will vest in equal annual installments over three years commencing on the one-year anniversary of the grant date. The total grant-date fair value of these awards was $87,326 and $156,250, respectively, based on a closing price of $2.50 on NASDAQ of the ADSs representing the Company’s Ordinary Shares on the date of grant.

These grant levels were established based on market data and recommendations from Radford, including identification by Radford that the level of equity compensation held by non-employee directors for their Board service at the beginning of 2015 was significantly below the level held by directors with similar roles and tenure in the Company’s peer group. In an effort to ensure that the Company’s directors are retained and appropriately motivated, the Company granted equity awards during 2015 at levels which exceeded prior year grants.

The following table shows the compensation paid in fiscal 2015 to the Company’s non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Lars G. Ekman, M.D., Ph.D.	100,000	156,250	87,326	343,576
Joseph S. Zakrzewski	55,000	146,250	77,486	278,736
James I. Healy, M.D., Ph.D.	70,000	146,250	77,486	293,736
Patrick J. O’Sullivan	75,000	146,250	77,486	298,736
Kristine Peterson	70,000	146,250	77,486	293,736
David Stack	62,500	146,250	77,486	286,236
Jan van Heek	82,500	146,250	77,486	306,236

(1)	The value of the stock awards reflects the aggregate grant date fair value, representing the market value of the Company’s common stock on the date of grant, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures.

(2)	The value of the option awards has been computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 12 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2016.

In March 2013, our Board established Stock Ownership Guidelines for its non-employee directors. The guidelines require that each non-employee director maintain an equity interest in the Company at least equal to three times the amount of such director’s annual cash retainer. Equity interests that count toward the satisfaction of the ownership guidelines include the value of Ordinary Shares owned beneficially and Ordinary Shares issuable, the settlement of restricted stock or restricted stock units, and unvested deferred stock units. The calculation of an individual’s equity interest, however, does not include the value of stock options (whether or not vested), unvested restricted stock, and unvested restricted stock units, except unvested deferred stock units. Non-employee directors have five years from the date of the commencement of their appointment as a director to attain these ownership levels. If a non-employee director does not meet the applicable guideline by the end of the five-year period, the director is required to hold a minimum of 50% to 100% of the shares resulting from any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any director on whom this requirement could impose a financial hardship. As of the date of this Proxy Statement, all of the Company’s non-employee directors have satisfied these ownership guidelines, or have time to do so.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee charter that has been adopted by the Board. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC, and the Board has determined that Audit Committee Member Jan van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee by Public Company Accounting Oversight Board (“PCAOB”) AU380, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Audit Committee of the Board of Directors

Jan van Heek (Chairman)

Kristine Peterson

Patrick J. O’Sullivan

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act of 1934, as amended, shareholder proposals intended to be included in the 2017 Annual General Meeting proxy materials must be received by the Secretary of the Company no later than March 13, 2017, or otherwise as permitted by applicable law; provided, however, that if the 2017 Annual General Meeting date is advanced or delayed by more than 30 days from the anniversary date of the 2016 Annual General Meeting, then shareholders must submit proposals within a reasonable time before the Company begins to print and send its proxy materials. Proposals received after this timeframe will not be included in the Company’s proxy materials for the 2017 Annual General Meeting. The form and substance of these proposals must satisfy the requirements established by the Company’s Articles, the Nominating and Corporate Governance Committee charter and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

Under the Companies Act, in order for a shareholder proposal to be presented at an Annual General Meeting, such proposal must have been requisitioned either by shareholders representing 5% of the voting rights of all members having a right to vote on such proposal at the Annual General Meeting or by at least 100 shareholders who have a right to vote on such proposal at the relevant Annual General Meeting and who hold shares in the Company on which there has been paid up an average sum, per member, of at least £100. Such proposal must have been signed or otherwise authenticated by all requisitionists and submitted to the Company not later than (1) six weeks before the Annual General Meeting to which the requests relate, or (2) if later, the time at which notice of that meeting is given by the Company.

Additionally, shareholders who intend to nominate a director to be elected at the 2017 Annual General Meeting must provide the Secretary of the Company with written notice of such nomination between 7 and 42 days prior to the date of such meeting, together with written notice signed by the director nominee regarding his or her willingness to be elected. Any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual general meeting, must also provide the Secretary of the Company with: the name and address of the shareholder seeking to recommend a director candidate; a representation that the shareholder is a record holder of the Company’s securities (or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act); the name, age, business and residential address, educational background, current principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate, which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the shareholder and the proposed director candidate; the consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual general meeting and to serve as a director if elected at such annual general meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules, if then required. The Nominating and Corporate Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual general meeting.

DELIVERY OF PROXY MATERIALS

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the SEC at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including this Proxy Statement and the Annual Report, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold Ordinary Shares as a record shareholder and prefer to receive separate copies of proxy materials either now or in the future, please contact the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921 or by telephone at (908) 719-1315. If you hold Ordinary Shares in the form of ADSs through the Depositary or hold Ordinary Shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact the Depositary, your brokerage firm or bank, as applicable.

EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN

AND PROMPTLY RETURN THE ENCLOSED PROXY.

PROXY FORM

AMARIN CORPORATION PLC

For use at the Annual General Meeting to be held at The Shelbourne Hotel, 27 St. Stephen’s Green,

Dublin 2, Ireland at 2:00 p.m. on Monday, 11 July 2016.

I/We

(Name in full block capitals please)

of

being (a) member(s) of Amarin Corporation plc (the “Company”) hereby appoint the Chairman of the meeting or (see note 6 below)

as my/our proxy to attend, speak and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at the annual general meeting of the Company to be held at 2:00 p.m. on Monday, 11 July 2016 and at any adjournment of the meeting. This form of proxy relates to the resolutions referred to below.

I/We instruct my/our proxy to vote as follows:

	Resolutions	For	Against	Abstain (see note 2)	Discretionary (see note 3)

1.	Ordinary resolution to re-elect Ms. Kristine Peterson as a director.

2.	Ordinary resolution to re-elect Mr. Joseph S. Zakrzewski as a director.

3.	Ordinary resolution (advisory, non-binding vote) to approve the compensation of the Company’s “named executive officers.”

4.	Ordinary resolution to appoint Ernst & Young LLP as auditors of the Company and to authorise the Audit Committee of the Board of Directors of the Company to fix their remuneration.

Dated this 2016

Signature(s)

Notes:

1.	Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, the proxy will exercise his/her discretion as to whether and how he/she votes. The proxy may also vote or abstain from voting as he/she thinks fit on any other business which may properly come before the meeting.

2.	If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.

3.	If you mark the box “discretionary”, the proxy can vote as it chooses or can decide not to vote at all.

4.	The form of proxy should be signed and dated by the member or his attorney duly authorised in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorised. Any alteration made to the form of proxy should be initialed.

5.	To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority) must be signed and dated and lodged at the Company’s registrars at the address below, so as to be received by 8:00 a.m. on Thursday, 7 July 2016.

6.	A proxy need not be a member of the Company. A member may appoint a proxy of his/her own choice. If you wish to appoint someone else, please delete the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint in the space provided. The Chairman of the meeting will act as your proxy, whether or not such deletion is made, if no other name is inserted. A member may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise rights attached to different shares.

7.	In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

8.	Completion and return of a form of proxy will not preclude a member from attending the meeting and voting in person.

Address for lodgment of Proxies:

Equiniti

Aspect House

Spencer Road

Lancing

West Sussex

United Kingdom

BN99 6DA